Registration No. 333-__________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 KUSH, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

1311
(Primary Standard Industrial Classification Code)

46-1880376
(I.R.S. Employer Identification Number)

1618 U.S. Highway 395 N., Ste 103
Minden, NV 89423
Phone: (408) 500-2869
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Colonial Stock Transfer Company, Inc.
66 Exchange Place
Salt Lake City, UT 84111
Telephone: (801) 355-5740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Gary R. Henrie, Esq.
P.O. Box 107
315 Kimball's Garden Circle
Nauvoo, IL  62354
Tel: (309) 313-5092
Email: grhlaw@hotmail.com

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.00001 per share	8,385,229 shares(1)	$0.20(2)	1,677,045	$203.26
(1)      The 8,385,229 common shares are being registered for resale by Selling Stockholders.
(2)      The common shares are not listed on any exchange or listing service.  This price is the last price common shares were sold in our last private placement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where such offers are not permitted.

Subject to completion,

March  _____, 2019

PROSPECTUS
8,385,229 Shares
KUSH, INC.
Common Stock

We are registering the resale of 8,385,229 shares of common stock of Kush, Inc., a Nevada corporation (the "Company"), by the Selling Stockholders (the "Shares").  The Selling Stockholders will receive all of the proceeds from the sale of the Shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.

At the present time our common stock is not listed on any exchange or listing service.  While we intend to seek a trading symbol and a listing in the future, there can be no guarantee that we will be successful in doing so. The Selling Stockholders will sell the shares at prevailing market prices in the event we obtain a listing or at privately negotiated prices.

Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March _____, 2019.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
VOTING SECURITIES AND PRINCIPAL HOLDERS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus on Form S-1 of Kush, Inc., a Nevada corporation and its subsidiaries (the "Company"), contains "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", believes", "estimates", "predicts" or "continue", which list is not meant to be all-inclusive and other such negative terms and comparable technology. These forward-looking statements, include, without limitation, statements about market opportunity, strategies, competition, expected activities and expenditures as we pursue business our plan, and the adequacy of available cash reserves. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. The economic environment within which we operate could materially affect actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include among other things: (i)product demand, market and customer acceptance of any or all of the Company's products, equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified personnel, (iv) competition pricing and development difficulties, (v) ability to increase cultivation production, (vi) the timing and extent of changes in prices for cannabis, (vii) agricultural risks of growing and harvesting cannabis, (viii) the availability of equipment, such as extraction equipment, (ix) the adequacy of capital reserves and liquidity including, but not limited to, access to additional borrowing capacity, (x) and general industry and market conditions and growth rates, unexpected natural disasters, and other factors, which we have little or no control: and any other factors discussed in the Company's filings with the Securities and Exchange Commission ("SEC").

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our consolidated financial statements and accompanying notes. Unless the context indicates otherwise, all references to "Kush" refers solely to Kush, Inc., a Nevada corporation, and all references to "the Company," "we", "us" or "our" in this Prospectus refers to Kush and its consolidated subsidiaries.

Our Business

We were incorporated in the State of Nevada on January 24, 2013, under the name "Kush".  We later changed our name to "Kush, Inc." to meet the technical name requirements of the Securities and Exchange Commission.  On July 1, 2014, we were acquired as a wholly-owned subsidiary of Cannabis Sativa, Inc., a Nevada corporation.  In November 2015, Cannabis Sativa, Inc. spun off its Kush, Inc. subsidiary so that the shareholders of Cannabis Sativa Inc. became the direct shareholders of Kush.

 Kush is a business acquisition and development company that focuses on using leading edge technology and proprietary intellectual property to build brand names in the cannabis and holistic health and wellness markets. We develop and integrate science based education and wellness systems, perform medical clinical research and product R&D under University Independent Review Boards (IRBs), and secure strategic marketing, branding, and acquisition opportunities in legal cannabis and holistic health related industries. At Kush, we believe that good health is a core essential in achieving happiness and personal well-being.

Kush licenses intellectual property including our processes, and then contracts with independent and licensed cannabis cultivators and processors who grow and handle the plant material, perform manufacturing processes, and work through distribution in order to service both medical marijuana patients and recreational cannabis consumers, all according to appropriate state cannabis laws.

Our Offices

Our principal executive offices are located at 1618 U.S. Highway 395 N., Suite 103, Minden, NV 89423.
Our telephone number is (408) 500-2869.

The Offering

We are registering the resale of 8,385,229 shares of common stock of the Company to be sold by Selling Stockholders.   At the present time our common stock is not listed on any exchange of listing service. While we intend to seek a trading symbol and a listing in the future, there can be no guarantee that we will be successful in doing so. The Selling Stockholders will sell the shares at prevailing market prices in the event we obtain a listing or at privately negotiated prices.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 10.

We will pay all expenses incident to the registration of the shares under the Securities Act.

Summary Financial Information

The tables and information below are derived from the Company's unaudited consolidated financial statements for the nine months ended September 30, 2018 and 2017.

Balance Sheet Summary	September30, 2018 Unaudited	December 31, 2017 Audited
Cash and cash equivalents	$341,219	$693,636
Total assets	5,621,814	7,411,962
Total Liabilities	1,570,682	778,988
Total Stockholders' equity	4,051,132	6,632,974

Statement of Operations Summary	September 30, 2018	September30, 2017

Revenue	$-	$-
Cost of goods sold	-	-
Gross profit	-	-
General and administrative expenses	2,320,835	952,514
Gain on sale of securities	527,005	1,690,845
Total other income	528,298	1,691,558
Net income (loss) for the period	$(1,792,537)	$739,044

The tables and information below are derived from the Company's audited consolidated financial statements for the years ended December 31, 2017 and 2016.
Balance Sheet Summary	December 31, 2017	December 31, 2016
Cash and cash equivalents	$693,636	$79,471
Total assets	7,411,962	7,290,632
Total liabilities	778,988	680,941
Stockholders' equity	6,632,974	6,609,691

Statement of Operations Summary	December 31, 2017	December 31, 2016

Revenue	$-	$-
Cost of goods sold	-	-
Gross profit	-	-
General and administrative expenses	2,252,246	2,490,289
Gain on sale of securities	2,173,368	-
Total other income	2,174,430	-
Net loss for the period	$(77,816)	$(2,490,289)

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the Company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock. See also "Cautionary Note Regarding Forward-Looking Statements."

RISK FACTORS

An investment in our securities is subject to numerous risks, including the risk factors described below. You should carefully consider the risks, uncertainties, and other factors described below, in addition to the other information set forth in this Prospectus, before making an investment decision with regard to our securities. Any of these risks, uncertainties, and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows, or prospects. In that case, the trading price of our Common Shares could decline, and you may lose all or part of your investment. See also "Forward-Looking Statements."

Risks Related to the Marijuana Industry

Cannabis continues to be a Controlled Substance under the United States Federal Controlled Substances Act and our business may result in federal civil or criminal prosecution.

We are directly engaged in the medical and adult-use cannabis industry in the U.S. where local state law permits such activities however all such activities remain illegal under federal law in the U.S. Investors are cautioned that in the U.S., cannabis is highly regulated at the state level. To our knowledge, there are to date a total of 33 states, and the District of Columbia, Puerto Rico and Guam that have legalized medical cannabis in some form, including California, although not all states have fully implemented their legalization programs. Ten states and the District of Columbia have legalized cannabis for adult use. Fifteen additional states have legalized high-cannabidiol ("CBD"), low Delta-9-tetrahydrocannabinol ("THC") oils for a limited class of patients. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule I controlled substance under the U.S. Controlled Substance Act of 1970 (codified in 21 U.S.C.A. Section 812) (the "Controlled Substances Act"). Under United States federal law, a Schedule I drug is considered to have a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the substance under medical supervision. Federal law prohibits commercial production and sale of all Schedule I controlled substances, and as such, cannabis-related activities, including without limitation, the importation, cultivation, manufacture, distribution, sale and possession of cannabis remain illegal under U.S. federal law. It is also illegal to aid or abet such activities or to conspire or attempt to engage in such activities. Strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding brought against us. An investor's contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including, but not limited to, forfeiture of his, her or its entire investment, fines and/or imprisonment.

An appropriations rider contained in the fiscal year 2015, 2016, 2017, and 2018 Consolidated Appropriations Acts provides budgetary constraints on the federal government's ability to interfere with the implementation of state-based medical cannabis laws. The Ninth Circuit Court of Appeals and other courts have interpreted the language to mean that the U.S. Department of Justice ("DOJ") cannot expend funds to prosecute state-law-abiding medical cannabis operators complying strictly with state medical cannabis laws. The Amendment prohibits the federal government from using congressionally appropriated funds to prevent states from implementing their own medical cannabis laws. The Amendment remains in effect through September 30, the end of the 2018 fiscal year, at which point Congress will decide whether to approve its extension. Continued reauthorization of the Amendment is predicated on future political developments and cannot be guaranteed. If the Amendment expires, federal prosecutors could prosecute even state-compliant medical cannabis operators for conduct within the five-year statute of limitations. The Amendment does not protect state legal adult-use cannabis businesses and the DOJ may spend funds to prosecute persons that are operating in accordance with state adult use cannabis laws.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges and penalties, including, but not limited to, disgorgement of profits, cessation of business activities, divestiture, or prison time. This could have a material adverse effect on us, including our reputation and ability to conduct business, our holding (directly or indirectly) of medical and adult-use cannabis licenses in the U.S., our financial position, operating results, profitability or liquidity or the market price of our publicly traded shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation or defense of any such matters or our final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

The approach to the enforcement of cannabis laws may be subject to change, which creates uncertainty for our business.

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in, and the operations of, cannabis businesses in the U.S. are subject to inconsistent laws and regulations. The so-called "Cole Memorandum" issued by former Deputy Attorney General James Cole on August 29, 2013 and other Obama-era cannabis policy guidance, discussed below, provided the framework for managing the tension between federal and state cannabis laws. Subsequently, as discussed below, Attorney General Jeff Sessions rescinded the Cole Memo and related policy guidance. Although no longer in effect, these policies, and the enforcement priorities established within, appear to continue to be followed during the Trump administration and remain critical factors that inform the past and future trend of state-based legalization.

The Cole Memo directed U.S. Attorneys not to prioritize the enforcement of federal cannabis laws against individuals and businesses that comply with state medical or adult-use cannabis regulatory programs, provided certain enumerated enforcement priorities (such as diversion or sale of cannabis to minors) were not implicated. In addition to general prosecutorial guidance issued by the DOJ, FinCEN issued a the FinCEN Memorandum on February 14, 2014 outlining Bank Secrecy Act-compliant pathways for financial institutions to service state-sanctioned cannabis businesses, which echoed the enforcement priorities outlined in the Cole Memorandum. On the same day the FinCEN Memorandum was published, the DOJ issued complimentary policy guidance directing prosecutors to apply the enforcement priorities of the Cole Memo when determining whether to prosecute individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related activities.

On January 4, 2018 Attorney General Jeff Sessions rescinded the Cole Memo, the Cole Banking Memorandum, and all other related Obama-era DOJ cannabis enforcement guidance. While the rescission did not change federal law, as the Cole Memo and other DOJ guidance documents were not themselves laws, the rescission removed the DOJ's formal policy that state-regulated cannabis businesses in compliance with the Cole Memo guidelines should not be a prosecutorial priority. Notably, Attorney General Sessions' rescission of the Cole Memo and the Cole Banking Memorandum has not affected the status of the FinCEN Memorandum issued by the Department of Treasury, which remains in effect. In addition to his rescission of the Cole Memo, Attorney General Sessions issued a one-page memorandum known as the "Sessions Memorandum". The Sessions Memorandum explains the DOJ's rationale for rescinding all past DOJ cannabis enforcement guidance, claiming that Obama-era enforcement policies are "unnecessary" due to existing general enforcement guidance adopted in the 1980s, in chapter 9.27.230 of the U.S. Attorney's Manual (the "USAM"). The USAM enforcement priorities, like those of the Cole Memo, are based on the use of the federal government's limited resources and include "law enforcement priorities set by the Attorney General," the "seriousness" of the alleged crimes, the "deterrent effect of criminal prosecution," and "the cumulative impact of particular crimes on the community." Although the Sessions Memorandum emphasizes that cannabis is a federally illegal Schedule I controlled substance, it does not otherwise instruct U.S. Attorneys to consider the prosecution of cannabis-related offenses a DOJ priority, and in practice, most U.S. Attorneys have not changed their prosecutorial approach to date. However, due to the lack of specific direction in the Sessions Memorandum as to the priority federal prosecutors should ascribe to such cannabis activities, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon us or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition as well as our reputation and prospects, even if such proceedings were concluded successfully in our favor. In the extreme case, such proceedings could ultimately involve the criminal prosecution of key executives of the Company, the seizure of corporate assets, and consequently, the inability of the Company to continue its business operations. Strict compliance with state and local laws with respect to cannabis does not absolve the Company of potential liability under U.S. federal law, nor provide a defense to any federal proceeding which may be brought against us. Any such proceedings brought against us may adversely affect our operations and financial performance.

Uncertainty surrounding existing protection from U.S. federal prosecution may adversely affect our operations and financial performance.

Pursuant to the Amendment, until September 2018, the DOJ is prohibited from expending any funds to prevent states from implementing their own medical cannabis laws. If the Amendment or an equivalent thereof is not successfully included in the next or any subsequent federal omnibus spending bill, the protection which has been afforded thereby to U.S. medical cannabis businesses in the past would lapse, and such businesses would be subject to a higher risk of prosecution under federal law. Although unlikely, there is a possibility that all amendments may be banned from federal omnibus spending bills, and if this occurs and the substantive provisions of the Amendment are not included in the base federal omnibus spending bill or other law, these protections would lapse.

We may be in violation of anti-money laundering laws and regulations which could impact our ability to obtain banking services, result in the forfeiture or seizure of our assets and could require us to suspend or cease operations.

We are subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), as amended and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. Since the cultivation, manufacture, distribution and sale of cannabis remains illegal under the Controlled Substances Act, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act, among other applicable federal statutes. Banks or other financial institutions that provide cannabis businesses with financial services such as a checking account or credit card in violation of the Bank Secrecy Act could be criminally prosecuted for willful violations of money laundering statutes, in addition to being subject to other criminal, civil, and regulatory enforcement actions. Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of the laws and regulations governing financial institutions in the U.S. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a "specified unlawful activity" such as distributing controlled substances which are illegal under federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the Controlled Substances Act. We may also be exposed to the foregoing risks.

As previously introduced, in February 2014, FinCEN issued the FinCEN Memo providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of the Bank Secrecy Act. It refers to supplementary guidance that former Deputy Attorney General James M. Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the Controlled Substances Act. Although the FinCEN Memo remains in effect today, it is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memo. Overall, the DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including in states that have legalized the applicable conduct and the DOJ's current enforcement priorities could change for any number of reasons. A change in the DOJ's enforcement priorities could result in the DOJ prosecuting banks and financial institutions for crimes that previously were not prosecuted. If we do not have access to a U.S. banking system, its business and operations could be adversely affected.

Other potential violations of federal law resulting from cannabis-related activities include the Racketeer Influenced Corrupt Organizations Act ("RICO"). RICO is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity, to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Defending such a case has proven extremely costly, and potentially fatal to a business' operations.

In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. Furthermore, while there are no current intentions to declare or pay dividends on the Common Shares in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time. We could likewise be required to suspend or cease operations entirely.

We may become subject to federal and state forfeiture laws which could negatively impact our business operations.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture. As an entity that conducts business in the cannabis industry, we are potentially subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of criminal activity. Civil forfeiture laws could provide an alternative for the federal government or any state (or local police force) that wants to discourage residents from conducting transactions with cannabis related businesses but believes criminal liability is too difficult to prove beyond a reasonable doubt. Also, an individual can be required to forfeit property considered to be the proceeds of a crime even if the individual is not convicted of the crime, and the standard of proof in a civil forfeiture matter is lower than the standard in a criminal matter. Depending on the applicable law, whether federal or state, rather than having to establish liability beyond a reasonable doubt, the federal government or the state, as applicable, may be required to prove that the money or property at issue is proceeds of a crime only by either clear and convincing evidence or a mere preponderance of the evidence.

Investors located in states where cannabis remains illegal may be at risk of prosecution under federal and/or state conspiracy, aiding and abetting, and money laundering statutes, and be at further risk of losing their investments or proceeds under forfeiture statutes. Many states remain fully able to take action to prevent the proceeds of cannabis businesses from entering their state. Because state legalization is relatively new, it remains to be seen whether these states would take such action and whether a court would approve it. Investors and prospective investors of the Company should be aware of these potentially relevant federal and state laws in considering whether to invest in the Company.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

Our business in the cannabis industry is subject to heightened scrutiny by regulatory authorities.

For the reasons set forth above, our existing operations and any future operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in the United States. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

In the United States, many clearing houses for major broker-dealer firms, including Pershing LLC, the largest clearing, custody and settlement firm in the United States, have refused to handle securities or settle transactions of companies engaged in cannabis related business. Many other clearing firms have taken a similar approach. This means that certain broker-dealers cannot accept for deposit or settle transactions in the securities of companies, which may inhibit the ability of investors to trade in our securities and could negatively affect the liquidity of our securities.

The heightened regulatory scrutiny could have a negative impact on our ability to raise capital.

Our business activities rely on newly established and/or developing laws and regulations in multiple jurisdictions, including in Nevada. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect our profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration, SEC, the DOJ, the Financial Industry Regulatory Authority or other federal, Nevada or other applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or non-medical purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect our business and operations, including without limitation, the costs to remain compliant with applicable laws and the impairment of its ability to raise additional capital, create a public trading market in the U.S. for securities of the Company or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in the Company.

Our business is subject to risk from changing regulatory and political environments surrounding the cannabis industry.

The success of our business strategy depends on the legality of the marijuana industry. The political environment surrounding the marijuana industry in general can be volatile and the regulatory framework remains in flux. To our knowledge, there are to date a total of 29 states, and the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam that have legalized cannabis in some form, including Nevada, and additional states have pending legislation regarding the same; however, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting our business, results of operations, financial condition or prospects.

Delays in enactment of new state or federal regulations could restrict our ability to reach strategic growth targets and lower return on investor capital. Our strategic growth strategy is reliant upon certain federal and state regulations being enacted to facilitate the legalization of medical and adult-use marijuana. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, our growth target, and thus, the effect on the return of investor capital, could be detrimental. We are unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth.

Further, there is no guaranty that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, our business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of marijuana in a manner that will make it extremely difficult or impossible to transact business that is necessary for the continued operation of the marijuana industry. Federal actions against individuals or entities engaged in the marijuana industry or a repeal of applicable marijuana related legislation could adversely affect us and our business, results of operations, financial condition and prospects.

We are aware that multiple states are considering special taxes or fees on businesses in the marijuana industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation. This could have a material adverse effect upon our business, results of operations, financial condition or prospects.

The commercial, medical and adult-use marijuana industries are in their infancy and we anticipate that such regulations will be subject to change as the jurisdictions in which we do business matures. We have in place a detailed compliance program overseen and maintained by external state and local regulatory/compliance counsel. Our internal compliance team (consisting of managers for each respective business unit) implements the compliance program.

Our internal compliance team oversees training for all employees, including on the following topics:

•     compliance with state and local laws

•     safe cannabis use

•     dispensing procedures

•     security and safety policies and procedures

•     inventory control

•     quality control

•     transportation procedures

Our compliance program emphasizes security and inventory control to ensure strict monitoring of cannabis and inventory from delivery by a licensed distributor to sale or disposal. Only authorized, properly trained employees are allowed to access our computerized seed-to-sale system.

Additionally, we have created comprehensive standard operating procedures that include detailed descriptions and instructions for monitoring inventory at all stages of development and distribution. We will continue to monitor compliance on an ongoing basis in accordance with its compliance program, standard operating procedures, and any changes to regulation in the marijuana industry.

Overall, the medical and adult-use marijuana industry is subject to significant regulatory change at both the state and federal level. The inability of the Company to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.

The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations.

If cannabis and/or CBD is re-categorized as a Schedule II or lower controlled substance, the ability to conduct research on the medical benefits of cannabis would most likely be improved; however, rescheduling cannabis may materially alter enforcement policies across many federal agencies, primarily the U.S. Food and Drug Administration ("FDA"). FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, and cosmetics, among other products, through its enforcement authority pursuant to the Federal Food Drug and Cosmetic Act ("FFDCA"). FDA's responsibilities include regulating the ingredients as well as the marketing and labeling of drugs sold in interstate commerce. Because cannabis is federally illegal to produce and sell, and because it has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the U.S. Drug Enforcement Agency ("DEA"); however, the FDA has enforced the FFDCA with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, FDA would likely play a more active regulatory role. Further, in the event that the pharmaceutical industry directly competes with state-regulated cannabis businesses for market share, as could potentially occur with rescheduling, the pharmaceutical industry may urge the DEA, FDA, and others to enforce the FFDCA against businesses that comply with state but not federal law. The potential for multi-agency enforcement post-rescheduling could threaten or have a materially adverse effect on the operations of existing state-legal cannabis businesses, including the Company.

Even though certain U.S. and state statutes authorize the cultivation and transportation of CBD under certain circumstances, the DEA has determined that all CBD products, regardless of origin, are considered Schedule I controlled substances and issued a drug code for CBD. The United States Court of Appeals for the Ninth Circuit recently heard oral arguments challenging the DEA's drug code for "marijuana extracts". There can be no assurance as to the outcome of this case and regardless of such outcome, we are unable to determine what the impact of this drug code will be on our business.

Our participation in the cannabis industry may lead to costly litigation, which could adversely affect our financial condition and business operations.

Our participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against us or our investments. Litigation, complaints, and enforcement actions involving either us or our investments could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on our future cash flows, earnings, results of operations and financial condition.

There is uncertainty regarding the availability of U.S. federal patent and trademark protection.

As long as cannabis remains illegal under U.S. federal law, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, we can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level.

Current constraints on marketing our products could adversely affect our sales and results of operations.

The development of our business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits companies' abilities to compete for market share in a manner similar to other industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and results of operations could be adversely affected.

We could experience difficulty enforcing our contracts.

Due to the nature of our business and the fact that our contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in federal and certain state courts. The inability to enforce any of our contracts could have a material adverse effect on our business, operating results, financial condition or prospects.

The marijuana industry faces strong opposition.

It is believed by many that large, well-funded businesses may have a strong economic opposition to the marijuana industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue.  For example, medical marijuana will likely adversely impact the existing market for the current "marijuana pill" sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry's products.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry harm our business, prospects, results of operation and financial condition.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.

Currently, there are thirty-three states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Other states are considering legislation to similar effect. As of the date of this writing, the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers of Kush to invest in or buy products from Kush that may be used in connection with cannabis. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Kush companies.

Risks Related to the Business

We Will Rely On Our Intellectual Property Rights, And If We Are Unable To Protect These Rights We May Face Increased Competition And Our Business May Be Materially Adversely Affected

We regard our intellectual property as a critical component to some of our success, and we rely on copyright, patent and trade secret protection to protect our proprietary rights in intellectual property. Any of our intellectual property rights may be challenged, invalidated or circumvented, or the rights granted thereunder may not provide any competitive advantage. We could also incur substantial costs in asserting our intellectual property or proprietary rights against others, including any such rights obtained from third parties, and/or defending any infringement suits brought against us.

Our Business Is In A Relatively New Consumer Product Segment, Which Is Difficult To Forecast.

Our industry segment is relatively new, and is constantly evolving. As a result, there is a lack of available information with which to forecast industry trends or patterns.  There is no assurance that sustainable industry trends or preferences will develop that will lead to predictable growth or earnings forecasts for individual companies or the industry segment as a whole. We are also unable to determine what impact future governmental regulation may have on trends and preferences or patterns within our industry segment. See "Risks Related to Government Regulation" for a discussion of the risks associated with governmental regulation.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities,   incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

Our proposed business is dependent on laws pertaining to the marijuana industry.

Continued development of the marijuana industry is dependent upon continued legislative authorization of the use and cultivation of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

Currently, thirty states and the District of Columbia allow its citizens to use medical cannabis.  Additionally, eight states and the District of Columbia have legalized cannabis for adult use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration previously effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.  The Trump administration position is unknown. However, there is no guarantee that the Trump administration will not change current policy regarding the low-priority enforcement of federal laws.  Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government's enforcement of current federal laws could cause significant financial damage to us and its shareholders.

By supplying products to growers of marijuana, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our business could be subject to civil forfeiture proceedings.

We will require additional financing to support our on-going operations.

We will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable.  Our inability to raise financing to fund on-going operations, capital expenditures or acquisitions could limit our growth and may have a material adverse effect upon our business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Shares. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may have difficulty continuing as a going-concern.

The financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

We had negative cash flow for the nine month period ended September 30, 2018

We had negative operating cash flow for the nine month period ended September 30, 2018. To the extent that we have negative operating cash flow in future periods, it may need to allocate a portion of its cash and cash equivalent reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate a positive cash flow from its operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to the Company.

We may experience difficulties in generating profits.

We may experience difficulties in its development process, such as capacity constraints, quality control problems or other disruptions, which would make it more difficult to generate profits. A failure by the Company to achieve a low-cost structure through economies of scale or improvements in manufacturing processes and design could have a material adverse effect on our business, prospects, results of operations and financial condition.

We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations.

We expect to incur significant ongoing costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

We are reliant on key employees in the management of our business and loss of their services could materially adversely a ffect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of its senior Management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results, financial condition or prospects.

Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition.

The business and activities of the Company are heavily regulated in all jurisdictions where it carries on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of medical marijuana and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the Company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. Similarly, the Company cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the Company.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business, the suspension or expulsion from a particular market or jurisdiction or of our key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Our business is subject to general regulatory risks, which could negatively impact our operations.

Our business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of our business objectives are contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause adverse effects to the Company.

We are required to obtain or renew further government permits and licenses for our current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, involving public hearings and costly undertakings on our part. The duration and success of our efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. We may not be able to obtain, amend or renew permits or licenses that are necessary to our operations. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Company. To the extent permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Company may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on our business, financial condition, results of operations or prospects.

While our compliance controls have been developed to mitigate the risk of any material violations of any license we hold, there is no assurance that our licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Company could impede the ongoing or planned operations of the Company and have a material adverse effect on our business, financial condition, results of operations or prospects.

We may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm our reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require the Company to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of Management's attention and resources or have a material adverse impact on our business, financial condition, results of operations or prospects.

We rely on securing agreements with licensed producers.

The regulatory framework in most states restricts the Company from obtaining a license to grow, store and sell marijuana products. As such, the Company relies on securing agreements with licensed producers in the targeted jurisdictions that have been able to obtain a license with the appropriate regulatory authorities. Failure of a licensed producer to comply with the requirements of their license or any failure to maintain their license would have a material adverse impact on the business, financial condition and operating results of the Company. Should the regulatory authorities not grant a license or grant a license on different terms unfavorable to the licensed producers, and should the Company be unable to secure alternative licensed producers, the business, financial condition and results of the operation of the Company would be materially adversely affected.

Our industry is subject to intense competition.

There is potential that the Company will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the Company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require research and development, marketing, sales and support. We may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

The introduction of a recreational model for cannabis production and distribution may impact the medical marijuana market. The impact of this potential development may be negative for the Company, and could result in increased levels of competition in its existing medical market and/or the entry of new competitors in the overall cannabis market in which the Company operates.

If the number of users of medical marijuana increases, the demand for products will increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of the Company.

As well, the legal landscape for medical and recreational marijuana is changing internationally. More countries have passed laws that allow for the production and distribution of medical marijuana in some form or another. We have some international partnerships in place, which may be effected if more countries legalize medical marijuana. Increased international competition might lower the demand for our products on a global scale.

New well-capitalized entrants into our industry may develop large-scale operations which will make it difficult for our business to compete and remain profitable.

Currently, the marijuana industry generally is comprised of individuals and small to medium-sized entities, however, the risk remains that large conglomerates and companies who also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. In doing so, these larger competitors could establish price setting and cost controls which would effectively "price out" many of the individuals and small to medium-sized entities who currently make up the bulk of the participants in the varied businesses operating within and in support of the medical marijuana industry. While the trend in most state laws and regulations seemingly deters this type of takeover, this industry remains quite nascent, so what the landscape will be in the future remains largely unknown, which in itself is a risk.

Our proposed business plan is subject to all business risks associated with new business enterprises, including the absence of any significant operating history upon which to evaluate an investment. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new strategy and the competitive environment in which the Company will operate. It is possible that the Company will incur losses in the future. There is no guarantee that the Company will be profitable.

We could incur risks and uncertainties regarding our future acquisitions and dispositions.

Material acquisitions, dispositions and other strategic transactions, involve a number of risks, including: (i) potential disruption of our ongoing business; (ii) distraction of Management; (iii) the Company may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increasing the scope and complexity of our operations; and (vi) loss or reduction of control over certain of our assets.

The presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Company. A strategic transaction may result in a significant change in the nature of our business, operations and strategy. In addition, the Company may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into our operations.

Failure to successfully integrate acquired businesses, its products and other assets into the Company, or if integrated, failure to further our business strategy, may result in our inability to realize any benefit from such acquisition.

We expect to grow in part by completing the acquisitions of Mendocino Green, LLC/Nor Cal Woods. The consummation and integration of any acquired business, product or other assets into the Company may be complex and time consuming and, if potential acquisitions and their assets are not successfully integrated, the Company may not achieve the anticipated benefits, cost-savings or growth opportunities. Furthermore, acquisitions and other arrangements, even if successfully integrated, may fail to further our business strategy as anticipated, expose the Company to increased competition or other challenges with respect to our products or geographic markets, and expose the Company to additional liabilities associated with an acquired business, technology or other asset or arrangement.

When the Company acquires cannabis businesses, it may obtain the rights to applications for licences as well as licences; however, the procurement of such applications for licences and licences generally will be subject to governmental and regulatory approval. There are no guarantees that the Company will successfully consummate such acquisitions, and even if the Company consummates such acquisitions, the procurement of applications for licences may never result in the grant of a licence by any state or local governmental or regulatory agency and the transfer of any rights to licences may never be approved by the applicable state and/or local governmental or regulatory agency.

The Company is a holding company.

The Company is a holding company and essentially all of its assets are the capital stock of its material subsidiaries. As a result, investors in the Company are subject to the risks attributable to its subsidiaries. Consequently, our cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and investments and the distribution of those earnings to the Company. The ability of these entities to pay dividends and other distributions will depend on their operating results and are subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before the Company.

We have a limited operating history.

The Company and its subsidiaries have varying and limited operating histories, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into the Company.

We have not generated significant profits or revenues in the periods covered by its financial statements included herein, and, as a result, has only a very limited operating history upon which its business and future prospects may be evaluated.

Although the Company expects to generate some revenues from its subsidiaries, the subsidiaries will only start generating revenues in future periods and accordingly, we are therefore expected to remain subject to many of the risks common to early-stage enterprises for the foreseeable future, including challenges related to laws, regulations, licensing, integrating and retaining qualified employees; making effective use of limited resources; achieving market acceptance of existing and future solutions; competing against companies with greater financial and technical resources; acquiring and retaining customers; and developing new solutions. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of the early stage of operations.

Potential reputational risks to third parties could result in difficulties in maintaining our operations.

The parties with which the Company does business may perceive that they are exposed to reputational risk as a result of our medical marijuana business activities. While we have other banking relationships and believe that the services can be procured from other institutions, the Company may in the future have difficulty establishing or maintaining bank accounts or other business relationships. Failure to establish or maintain business relationships could have a material adverse effect on the Company.

Closing of bank accounts could have a material adverse effect on our business, financial condition and/or results of operations.

As a result of the regulatory environment, we have experienced the closing of several of our bank accounts. We have been able to open other bank accounts. However, we may have other banking accounts closed. These factors impact management and could have a material adverse effect on our business, financial condition and/or results of operations.

Our history of net losses has raised substantial doubt regarding our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

Our history of net losses has raised substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2017 and 2016 with respect to this uncertainty. Accordingly, our ability to continue as a going concern will require us to seek alternative financing to fund our operations. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

We have a history of operating losses and there can be no assurance that we can again achieve or maintain profitability.

We have experienced net losses since inception. As of September 30, 2018, we had an accumulated deficit of $ 4.7 million. There can be no assurance that we will achieve or maintain profitability.

We are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We are required to include management's report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

Our inability or failure to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.

Our strategy envisions growing our business. We plan to expand our product, sales, administrative and marketing organizations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new and retain contributing employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

●	expand our products effectively or efficiently or in a timely manner;
●	allocate our human resources optimally;
●	meet our capital needs;
●	identify and hire qualified employees or retain valued employees; or
●	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our operating results may fluctuate significantly based on customer acceptance of our products. As a result, period-to-period comparisons of our results of operations are unlikely to provide a good indication of our future performance. Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. If customers don't accept our products, our sales and revenues will decline, resulting in a reduction in our operating income.

Customer interest for our products could also be impacted by the timing of our introduction of new products. If our competitors introduce new products around the same time that we issue new products, and if such competing products are superior to our own, customers' desire for our products could decrease, resulting in a decrease in our sales and revenues. To the extent that we introduce new products and customers decide not to migrate to our new products from our older products, our revenues could be negatively impacted due to the loss of revenue from those customers. In the event that our newer products do not sell as well as our older products, we could also experience a reduction in our revenues and operating income.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Our future success depends, in part, on our ability to expand our product and service offerings. To that end we have engaged in the process of identifying new product opportunities to provide additional products and related services to our customers. The process of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers' changing needs and emerging technological trends our business could be harmed. We may have to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

Our future success depends on our ability to grow and expand our customer base.  Our failure to achieve such growth or expansion could materially harm our business.

To date, our revenue growth has been derived primarily from the sale of our products and through the purchase of existing businesses. Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will purchase our products or that we will continue to expand our customer base. If we are unable to effectively market or expand our product offerings, we will be unable to grow and expand our business or implement our business strategy. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

If we incur substantial liability from litigation, complaints, or enforcement actions resulting from misconduct by our distributors, our financial condition could suffer. We will require that our distributors comply with applicable law and with our policies and procedures. Although we will use various means to address misconduct by our distributors, including maintaining these policies and procedures to govern the conduct of our distributors and conducting training seminars, it will still be difficult to detect and correct all instances of misconduct. Violations of applicable law or our policies and procedures by our distributors could lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or foreign regulatory authorities against us and/or our distributors. and could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability and growth prospects. As we are currently in the process of implementing our direct sales distributor program, we have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding distributor misconduct by any federal, state or foreign regulatory authority.

Our future manufacturers could fail to fulfill our orders for products, which would disrupt our business, increase our costs, harm our reputation and potentially cause us to lose our market.

We may depend on contract manufacturers in the future to produce our products. These manufacturers could fail to produce products to our specifications or in a workmanlike manner and may not deliver the units on a timely basis. Our manufacturers may also have to obtain inventories of the necessary parts and tools for production. Any change in manufacturers to resolve production issues could disrupt our ability to fulfill orders. Any change in manufacturers to resolve production issues could also disrupt our business due to delays in finding new manufacturers, providing specifications and testing initial production. Such disruptions in our business and/or delays in fulfilling orders would harm our reputation and would potentially cause us to lose our market.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We may be unable to obtain intellectual property rights to effectively protect our business. Our ability to compete effectively may be affected by the nature and breadth of our intellectual property rights. While we intend to defend against any threats to our intellectual property rights, there can be no assurance that any such actions will adequately protect our interests. If we are unable to secure intellectual property rights to effectively protect our technology, our revenue and earnings, financial condition, and/or results of operations would be adversely affected.

We may also rely on nondisclosure and non-competition agreements to protect portions of our technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop the technology.

We do not warrant any opinion as to non-infringement of any patent, trademark, or copyright by us or any of our affiliates, providers, or distributors. Nor do we warrant any opinion as to invalidity of any third-party patent or unpatentability of any third-party pending patent application.

Our industry is highly competitive and we have less capital and resources than many of our competitors, which may give them an advantage in developing and marketing products similar to ours or make our products obsolete.

We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products obsolete. There can be no assurance that we will be able to successfully compete against these other entities.

Changes in public opinion and perception could negatively affect our business operations.

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in the United States or elsewhere. Public opinion and support for medical and adult-use marijuana has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be rising for legalizing medical and adult-use marijuana, it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, medical marijuana as opposed to legalization in general). A negative shift in the public's perception of cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement our expansion strategy may have a material adverse effect on its business, results of operations or prospects.

We may be subject to unfavorable publicity or consumer perception which could negatively affect our results of operations.

We believe the medical marijuana industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the marijuana produced. Consumer perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of marijuana products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for medical marijuana and on the business, results of operations, financial condition, cash flows or prospects of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of marijuana in general, or associating the consumption of medical marijuana with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise.

We may experience difficulty in developing products.

If the Company cannot successfully develop, manufacture and distribute its products, or if the Company experiences difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, the Company may not be able to develop market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market. A failure by the Company to achieve a low-cost structure through economies of scale or improvements in cultivation and manufacturing processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

We are dependent on the success of our new and existing products and services.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product and service enhancements and new products and services. These products and services are relatively untested, and the Company cannot guarantee that it will achieve market acceptance for these products and services, or other new products and services that we may offer in the future. Moreover, these and other new products and services may be subject to significant competition with offerings by new and existing competitors in the business of manufacturing and distributing vaporizers and accessories. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products, services or enhancements or to hire qualified employees could seriously harm our business, financial condition and results of operations.

We may incur significant expenses in promoting and maintaining brands, which could negatively impact our profitability.

We believe that establishing and maintaining the brand identities of products is a critical aspect of attracting and expanding a large customer base. Promotion and enhancement of brands will depend largely on success in continuing to provide high quality products. If customers and end users do not perceive our products to be of high quality, or if the Company introduces new products or enters into new business ventures that are not favorably received by customers and end users, the Company will risk diluting brand identities and decreasing their attractiveness to existing and potential customers. Moreover, in order to attract and retain customers and to promote and maintain brand equity in response to competitive pressures, the Company may have to increase substantially financial commitment to creating and maintaining a distinct brand loyalty among customers. If the Company incurs significant expenses in an attempt to promote and maintain brands, the business, results of operations and financial condition could be adversely affected.

The results of future clinical research may negatively impact our business.

Research in the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although the Company believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of the Common Shares should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for our products with the potential to lead to a material adverse effect on our business, financial condition, results of operations or prospects.

We are subject to environmental regulations.

Our operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

Government environmental approvals and permits are currently, and may in the future be required in connection with CLSH's operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its proposed business activities or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage due to our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

We are dependent on suppliers and skilled labor.

Our ability to compete and grow is dependent on our having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of skilled labor, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by our capital expenditure plans may be significantly greater than anticipated by our Management, and may be greater than funds available to us, in which circumstance the Company may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Company.

The market for our products is difficult to forecast and our forecasts may not be accurate which could negatively impact our results of operations.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

We are subject to certain risks regarding the management of our growth.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

We may experience difficulties in maintaining adequate internal controls.

Effective internal controls are necessary for the Company to provide reliable financial reports and to help prevent fraud. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause it to fail to meet its reporting obligations. If the Company or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our Consolidated Financial Statements and materially adversely affect the trading price of the Common Shares.

Certain of our officers and directors may have conflicts of interest.

Certain of the directors and officers of the Company are, or may become directors and officers of other companies, and conflicts of interest may arise between their duties as officers and directors of the Company and as officers and directors of such other companies.

We may become subject to costly litigation regarding our operations.

We may become party to litigation from time to time in the ordinary course of business which could adversely affect our business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect our ability to continue operating and the market price for the Common Shares. Even if we are involved in litigation and win, litigation can redirect significant company resources.

We are subject to product liability regarding our products, which could result in costly litigation and settlements.

As a distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition of the Company. Although we have secured product liability insurance, and strictly enforce a quality standard within the operations, there can be no assurances that we will be able to maintain our product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This scenario could prevent or inhibit the commercialization of our potential products. To date, there have been no product related issues.

We are subject to certain intellectual property risks.

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors' products. We have certain proprietary intellectual property, including but not limited to brands, trademarks, trade names, patents and proprietary processes. We will rely on this intellectual property, know-how and other proprietary information, and may require employees, consultants and suppliers to sign confidentiality agreements. However, any confidentiality agreement may be breached, and the Company may not have adequate remedies for such breaches. Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to our proprietary information and adopt it in a competitive manner. Any loss of intellectual property protection may have a material adverse effect on our business, results of operations or prospects.

As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the Controlled Substances Act, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, the Company can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state, provincial and/ or local level.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect its intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property. Although we believe that our technology does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur, which could have a material adverse effect on our business.

We are not aware of any infringement by us of any person's or entity's intellectual property rights. In the event that products the Company sells are deemed to infringe upon the patents or proprietary rights of others, the Company could be required to modify its products or obtain a license for the manufacture and/or sale of such products or cease selling such products. In such event, there can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.

There can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or proposed products are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, the Company could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and financial condition.

Fraudulent or illegal activity by employees, contractors and consultants could negatively impact our operations.

We are exposed to the risk that our employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

The lack of reliable data on the medical marijuana industry may negatively impact our results of operations.

As a result of recent and ongoing regulatory and policy changes in the medical marijuana industry, the market data available is limited and unreliable. Federal, and state laws prevent widespread participation and hinder market research. Therefore, market research and projections by the Company of estimated total retail sales, demographics, demand, and similar consumer research, are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of our Management team as of the date of this document.

We are reliant on third-party suppliers.

We are reliant on third-party suppliers to develop and manufacture our products. Due to the uncertain regulatory landscape for regulating cannabis in the United States, our third-party suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for our operations. Loss of these suppliers, manufacturers and contractors may have a material adverse effect on our business and operational results.

We may have uninsured or uninsurable risk.

We may be subject to liability for risks against which we cannot insure or against which we may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for our normal business activities. Payment of liabilities for which the Company does not carry insurance may have a material adverse effect on our financial position and operations.

We may issue debt.

From time to time, the Company may enter into transactions to acquire assets or the shares of other organizations. These transactions may be financed in whole or in part with debt, which may increase our debt levels above industry standards for companies of similar size. Depending on future exploration and development plans, the Company may require additional equity and/or debt financing that may not be available or, if available, may not be available on favorable terms to us. Neither our articles nor our by-laws limit the amount of indebtedness that the Company may incur. As a result, the level of our indebtedness from time to time, could impair its ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise.

Risks related to Our Common Stock

No Public Trading Market

There is no established public trading marketing for the Units or our Common Stock and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business.  As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them.  Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

Although we intend to have our Common Stock quoted on the OTCQB Marketplace ("OTCQB") in the United States, our shares are not and have not been quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

SEC "Penny Stock" Regulations

Our securities may be "penny stocks". The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Common Shares are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the securities of the Company that are captured by the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities. Management believes that the penny stock rules could discourage investor interest in and limit the marketability of our Common Shares.

FINRA Sales Practice Requirements

The U.S. Financial Industry Regulatory Authority ("FINRA") has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend the Common Shares to customers which may limit an investor's ability to buy and sell the Common Shares, have an adverse effect on the market for the Common Shares, and thereby negatively impact the price of the Common Shares.

Our Common Shares may be subject to dilution.

We may make future acquisitions or enter into financings or other transactions involving the issuance of securities of the Company which may be dilutive to the other shareholders and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Shares.

Our Common Shares are subject to liquidity risks.

Our Common Shares are not currently listed on exchange. We intend that our shares will trade on the OTCQB, an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. However, there is no guarantee that our shares will be listed on the OTCQB, OTCPink, or any other "over the counter" marketplace.  Moreover, securities traded on the OTCQB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB. Quotes for stocks listed on the OTCQB are not listed in newspapers. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

We cannot predict at what prices the Common Shares of the Company will trade and there can be no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in the Company.

The shares of our common stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our common stock and cause dilution to investors.

We may issue shares of common stock and warrants to purchase common stock pursuant to private offerings and we may issue options to purchase common stock to our executive officers pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers could have an adverse effect on the market price of our common stock or on our ability to obtain future financing.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management.  In reviewing this Memorandum, potential investors should keep in mind other possible risks that could be important.

USE OF PROCEEDS

Shares totaling 8,385,229 offered by this prospectus are being offered solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is no public market for our common stock.  We have no outstanding options or warrants to purchase our common shares nor do we have any outstanding securities convertible into common shares.  As of February 11, 2019, we had 290 registered shareholders.

Of our 188,303,516 common shares issued and outstanding, 8,385,229 are being registered pursuant to this registration statement and may be sold during the time this registration statement remains effective.  Also, of the 188,303,516 common shares issued and outstanding, 167,733,217 have now been held for over one year and may be sold under the resale provisions of Rule 144 of the Securities Act.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.  However, there are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.   The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.  we would not be able to pay our debts as they become due in the usual course of business; or

2.  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operations

Over the next twelve months the Company intends on developing and commercializing the following business operations:

Mendocino Green, LLC (Potential Acquisition)

The Company is in the process of completing the acquisition of Medocino Green, LLC.  Upon acquisition we will build out the green house and install manufacturing equipment and commence operations.  Medocino Green is a licensed nursury, cultivator, manufacturer and distributor of cannabis plants and product.  The improvements are slated to cost $2,350,000.  We expect to realize revenue of between $2,000,000 and $4,000,000 from cannabis sales during the next twelve months from this particular operation.

North Cal Wood Products (Potential Acquisition)

The Company is also in the process of completing the acquision of North Cal Wood Products.  Improvement and operational costs of this wood operation over the next twelve months is slated to be $855,000 with revenues during the same period of $3,000,000.

Other Operations

Parahealth and Novitas are also subsidiaries of the Company that consult in and develop products in the cannabis industry.  We plan on having costs of operations in these two companies that total $300,000 during the next twelve months with revenues that also total $300,000 over the same period.

Accordingly, we believe revenues from business operations will cover expenses during the next twelve months.  If not, we plan on supplimenting our working capital through our holdings of common shares of Cannabis Sativa, Inc., trading symbol CBDS.  At present trading prices we can realize $100,000 per month from the sale of CBDS stock.  We have enough CBDS stock to realize that monthly revenue for a total of 15 months.

Current Liquidity

The Company will need additional capital to implement its strategies. There is no assurance that it will be able to raise the amount of capital needed for future growth plans. Even if financing is available, it may not be on terms that are acceptable. If unable to raise the necessary capital at the times required, the Company may have to materially change the business plan, including delaying implementation of aspects of the business plan or curtailing the business plan.  In order to be able to achieve the strategic goals, the Company needs to further expand its business and financing activities.  These factors raise substantial doubt about the ability to continue as a going concern.  The Company is pursuing several alternatives to address this situation, including the raising of additional funding through equity or debt financings. In order to finance existing operations and pay current liabilities over the next twelve months, the Company will need to raise additional capital. No assurance can be given that the Company will be able to operate profitably on a consistent basis, or at all, in the future.

At February 13, 2019, cash was approximately $85,000. Our monthly fixed cash obligations totally approximately $35,000.  Accordingly, we currently have cash to operate the Company for three months.  We also have 500,000 shares of restricted Cannabis Sativa,Inc. common stock that presently trades at $3.40 per share.  Under appliable restrictions we are able to sell 100,000 shares every three months thereby currently contributing $340,000 to our working capital per quarter.

Summary of Significant Accounting Policies

Method of Accounting:

The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Use of Estimates:

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Such management estimates include the valuation of available for sale securities and investments .  Actual results could differ from those estimates.

Cash:

Cash is held at major financial institutions and insured by the Federal Deposit Insurance Corporation (FDIC) up to federal insurance limits.  At December 31, 2017 the Company had $545,150 in cash at a brokerage firm that is not FDIC insured.

Property and Equipment:

Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (generally three to seven years). Expenditures for major betterments and additions are capitalized, while replacement, maintenance and repairs, which do not extend the lives of the respective assets, are expensed as incurred.

Fair Value of Financial Instruments:

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of investments, accounts payable, accrued liabilities, and notes payable approximate fair value given their short term nature or effective interest rates.

Intangible Assets:

Intangible assets are comprised of website domain names.  The domains are being amortized using the straight-line method over its economic life, which is estimated to be fifteen (15) years.

Long-Lived Assets:

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We evaluate assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material. During the year ended December 31, 2017 we did not recognize any impairment of our long-lived assets.

Income Taxes:

The Company adopted FASB Accounting Standard Codification (ASC) 740 which clarifies the accounting for uncertainty in income taxes recognized in the Company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company had no unrecognized tax benefits during the year nor any interest or penalties on unrecognized tax benefits as of December 31, 2017.

The Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year's taxable income as new information becomes available, including year-to-date financial results. This continual estimation process can result in a change to the expected effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment may be required in determining the Company's effective tax rate and in evaluating our tax positions.

The effective income tax rate of 0% for the years ended December 31, 2017 and 2016 differed from the statutory rate, due primarily to net operating losses incurred by the Company in the respective periods.  For the year ended December 31, 2017 prior tax benefits of approximately $82,000 would have been utilized to offset any income tax generated.  For the year ended December 31, 2016 a tax benefit of approximately $733,950would have been generated.  However, all benefits have been fully offset through an allowance account due to the uncertainty of the utilization of the net operating losses.  However, the Company has established a valuation allowance in the full amount of the deferred tax asset due to the uncertainty of the utilization of operating losses in future periods.

Stock-Based Compensation:

Stock-based compensation is computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718. FASB ASC 718 requires all share-based payment to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values.  That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has selected the Black-Scholes option pricing model as the most appropriate fair value method for our awards and have recognized compensation costs immediately as our awards are 100% vested.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete.

In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with ASC 718.

Comprehensive Loss:

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company's comprehensive loss consist of unrealized losses on available-for-sale securities.

Advertising Expense:

Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying statements of operations. Advertising costs were approximately $5,000 and $17,200 for the years ended December 31, 2017 and 2016, respectively.

DESCRIPTION OF BUSINESS

Company Background

KUSH was organized as a Nevada corporation on January 24, 2013.  KUSH was acquired by Cannabis Sativa Inc. July 1, 2014, and became its 100% owned subsidiary.  In November 2015, Cannabis Sativa Inc. spun off its KUSH, Inc. subsidiary so that the shareholders of Cannabis Sativa Inc. became the direct shareholders of KUSH.

Our Business

Kush is a business acquisition and development company that focuses on using leading edge technology and proprietary intellectual property to build brand names in the cannabis and holistic health and wellness markets. We develop and integrate science based education and wellness systems, perform medical clinical research and product R&D under University Independent Review Boards (IRBs), and secure strategic marketing, branding, and acquisition opportunities in legal cannabis and holistic health related industries. At Kush, we believe that good health is a core essential in achieving happiness and personal well-being.

Even though legal in the states in which KUSH operates, cannabis is not directly handled by Kush as it is still listed as a Schedule I drug regulated by the FDA and enforced by the DEA. KUSH licenses intellectual property including our processes, and then contracts with independent and licensed cannabis cultivators and processors who grow and handle the plant material, perform manufacturing processes, and work through distribution in order to service both medical marijuana patients and recreational cannabis consumers, all according to appropriate state cannabis laws.

Acquisition Strategy of Commercial and Industrial Businesses and Property

KUSH has identified and is currently participating in several opportunities with long term potential. They include commercial and industrial asset acquisitions, establishment of marketing, branding and distribution partnerships, plant genetics research and development, process consultation, and management of facilities licensed to grow, manufacture and distribute the products we have and are continuing to develop from our Proprietary and Intellectual Property.

At the beginning of 2018, KUSH made a 100% subsidiary acquisition of a private research company, Parahealth Inc. in Salt Lake City, UT. The subsidiaries purpose is the development of academic relationships, initially with the University of Utah, for clinical research and cannabis product R&D on a University sanctioned IRB platform. This legally allows and protects such scientific research for the purpose of creating future integrative natural healing systems and product distribution supported by the research and education. Parahealth will provide University backed science on a community level that provides lifestyle enrichment programs designed to reduce disease risk factors. This is achieved through the adoption of better health habits and appropriate lifestyle modifications, and also through professional practitioners who can provide the necessary product availability, guidance and care.

Kush is also negotiating to acquire 11 acres of industrial and commercial property in California that was once owned by Georgia Pacific before being acquired by the current owner who also owns and operates a Northern California lumber mill and wood product company. It specializes in all areas of new and old growth materials along with carrying a significant inventory of reclaimed wood that they restore for multiple uses in the building and construction market places. The company has a lengthy history spanning many years of local and nationwide sales, and was made available to Kush with the opportunity to stabilize the business, establish necessary growth plans and resources, and participate during a current upswing in the California lumber and construction industry that is estimated to continue for several years.

Kush has begun to provide early funding and management oversight of this acquisition candidate and has already seen an improvement in existing processes, expansion of inventory, purchase of new equipment and the hiring of additional staff, all helping to ensure an upward trend of increased sales and improved overall gross profits.

Kush is also in the process of acquiring ancillary products and product companies that will broaden Kush's revenue stream potential, thus adding to the overall value of the company's market strength. This includes both main stream, over the counter products as well as cannabis products. Kush has recently acquired an all-natural bio-degradable mold removal product that has extensive applications for both cannabis and non-cannabis use and has been successfully lab tested. Mold issues are one of the more challenging problems prevalent in agricultural farming, especially in cannabis cultivation where Cultivators can experience heavy loss of revenues caused by mold. Along with multiple applications available to a wide range of food and agriculture businesses, this single product alone has significant potential in the emerging cannabis industry.  Kush is currently expanding its efforts to seek markets for distribution and sales of this product in all sectors in multiple states across the U.S.

Patent Development

As part of the spinoff of Kush from Cannabis Sativa Inc., Kush was granted a non-exclusive license to exploit, with the unrestricted right to sub-license,  the first patented cannabis strain in the U.S. The strain is called Ecuadorian Sativa which was referred to the lab name CTS-A and will be known herein as CTA. Reference: Patent #USPP27475P2 http://bit.ly/2te8hFk.  Kush also has an exclusive license to the proprietary strain NZT, and the recipe and process/method to maximize the cannabinoid concentration derived from each strain to be used to make medical marijuana edibles or a medical marijuana lozenge.  Unlike many other edibles that take an hour or more to take effect, our lozenges generally take effect in five to 15 minutes. We believe this rapid acting characteristic will overcome a major issue with cannabis consumption, the need to inhale cannabis in order to receive a rapid response. We are working to identify additional licensees who will produce the lozenges under the Kush brand name.  As we work to professionally expand the development of the CTA and NZT strains and proprietary processes, we will be developing new strains, processes and products through our ongoing efforts and via acquisition.

One of our top objectives is to generate substantial royalties from the licensing of the CTA and NZT strains to growers, manufacturers, processors and distributors and potentially to Big Pharma organizations who will sell their Kush licensed, packaged and branded cannabis products to both recreational users and medical cannabis patients. As we increase our initial licensing activities, we will continue to seek acquisitions of promising small start-up and established companies that fit our business model. Our team of experts will focus on facilitating the improvement of these asset bases and their valuation. They will use advanced product and marketing development methods supported through the utilization of our current resources and technologies, through additional mergers and acquisitions and from public offerings.

Kush's planning and early development of the majority of our most recent programs and strategies was achieved with  the intent of  establishing a solid infrastructure that is properly prepared for the successful and profitable implementation of our near and long term business objectives.

We believe a combination of identifying and making highly strategic acquisitions, utilizing superior technology and processes, and exploiting our unique intellectual property that includes the one-of-a-kind patented CTA strain, Kush will generate increasing profits from multiple revenue streams and enable  steady growth as a significant force in the Cannabis industry.

Competition

The cannabis industry is subject to intense and increasing competition. We believe the competition in the cannabis market will include numerous cannabis product companies that are highly fragmented in terms of geographic market coverage, distribution channels and product categories – with companies taking a state by state approach.  We believe that competition is principally based upon price, quality, efficacy of products, branding, marketing, customer service, and trade support.  We anticipate that large pharmaceutical companies may begin to compete in the cannabis product market. These companies and certain larger entities may have broader product lines and/or larger sales volumes than companies such as ours our those of our licensees.  Larger entities entering this market may have significantly greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities. We anticipate that many of the larger competitors will be able to compete more effectively due to a greater extent of vertical integration. The entry of larger competitors could have a material adverse effect on our results of operations and financial condition.

Our potential wood operations also have competitors mainly in the State of California and the Pacific Northwest.  Some of these potential competitors are better capitalized and could potentiallty out complete us in some markets.  However we intent to developed some niche markets that are ignored by the larger players in the wood industry which would allow us to compete effectively.

Government Regulation and Federal Policy

Under the Controlled Substances Act ("CSA"), the policies and regulations of the Federal government and its agencies are that cannabis (marijuana) is a stage 1 narcotic that is addictive and has no medical benefit. Accordingly, and a range of activities including cultivation and the personal use of cannabis is prohibited and subject to prosecution and criminal penalties. Unless and until Congress amends the CSA with respect to medical cannabis, there is a risk that the federal authorities may enforce current federal law, and we may be deemed to be engaged in producing, cultivating, or dispensing cannabis in violation of federal law, or we may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of federal law with respect to our Company's business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our strategic goals, revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical cannabis laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, "Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws." However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against cannabis, under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the Department of Justice ("DOJ") has issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning cannabis enforcement in light of state laws legalizing medical and recreational cannabis possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

•	Distribution of cannabis to children;
•	Revenue from the sale of cannabis going to criminals;
•	Diversion of medical cannabis from states where it is legal to states where it is not;
•	Using state authorized cannabis activity as a pretext of another illegal drug activity;
•	Preventing violence in the cultivation and distribution of cannabis;
•	Preventing drugged driving;
•	Growing cannabis on federal property; and
•	Preventing possession or use of cannabis on federal property.

On January 4, 2018, Attorney General Jeff Sessions revoked the Ogden Memo and the Cole Memos.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of cannabis for use on private property but has relied on state and local law enforcement to address cannabis activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical cannabis and recreational cannabis in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical cannabis.

In contrast to federal policy, there are currently 29 states and the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation.

Properties

The Company's headquarters is a small office at 1618 U.S. Highway 395 N., Suite 103, Minden, Nevada 89423.  This office is rented on a month to month basis at a cost of $215 per month.  The Company has no other properties.

Employees

The business of the Company is conducted by its two executive officers which are compensated but are not employees for purposes of the Internal Revenue Service.  Neither of them have contracts at the present time.  The Company also engages consultants from time to time.  However, none of the consultants are employees.  Accordingly, the Company has no employees at the present time.

Legal Proceedings

None

MANAGEMENT
Executive Officers and Directors

The names of the executive officers and directors of Growblox, their ages as of June 29, 2018, and the positions currently held by each are as follows:

Name	Age	Position
John Lee	63	Chief Executive Officer and Chairman of the Board of Directors
Cathy Carroll	78	Chief Financial Officer and Director
Patrick Bilton	58	Director
David Tanner	30	Director
Robert Milstein	67	Director
Bill Martin	64	Director
Frank Van Vranken	73	Director

Biographies

Set forth below are brief accounts of the business experience of each director an executive officer of the Company.

John Lee

John Lee is President and CEO of Kush Incorporated. In addition to joining Kush as a Director in February of 2016, he also serves as a Board member and advisor to several other organizations in California. From 2012 to 2016 Mr. Lee worked as a Cannabis Industry Consultant with expertise in local and statewide regulatory compliance processes, policy reform and grass roots community outreach, program planning and implementation, business development and patient advocacy. He has served as Chairman of San Jose Cannabis Coalition, participated in local Ad Hoc and Advisory Committees in multiple regions in California, and was co-author, Proponent and Campaign Manager for local and statewide Initiatives. Mr. Lee also has extensive experience in contract negotiations, strategic partnership development, media relations, event coordination and public speaking. His career includes over 25 years of background in Semiconductor Industry Corporate Sales, Manufacturing and Quality Management, and Mr. Lee continues to accept clients as a Certified ISO Auditor specializing in Management Best Practices.

Cathy Carroll

Ms. Carroll has been self-employed since 1984. Ms. Carroll brings an extensive background in accounting, tax preparation, IRS audits, and appeals to the company. The Board believes that her insights gained from teaching basic tax preparation classes for 15 years, being an expert witness in tax court; along with her "Life Time Limited Services" teacher's credential in accounting at Delta College in Stockton, CA for 6 years brings the company a valuable perspective.  Ms. Carroll had been serving as the CFO, Director and as the Treasurer of the Company since September of 2018.

Patrick Bilton

Patrick Bilton has provided Construction Management Services for the last 8 years after having sold his interest in a private company in 2007, followed by a 3 year transition to the new ownership as of 2010. Prior to April of 2018, Patrick provided services as a Project Manager, while also pursuing acquisitions for the publicly traded company CBDS.

David Tanner

Mr. Tanner has 30 years experience in the Natural Health and Supplement Industry as a Corporate Executive, Buyer, Incorporator, and master Herbal/Mineral and Essential Oil formulator. His work included working with and developing proprietary formulations for Utah based herbal companies that have been marketed nationally. Over the last 5 years he has performed product research and development with hemp related products for Wild Earth Naturals a Cannabis Sativa Inc. subsidiary.  He has also served for the last 2 years as Board member of Kush Inc. and served as interim President of Parahealth Inc. a wholly owned subsidiary of Kush whose business is clinical research and product development for the Medical Hemp industry at University levels on a IRB platform. Mr. Tanner is currently the President of Novitas Labs, a wholly owned subsidiary of Kush Inc.

Robert Milstein

Robert Milstein has served as CEO of Direct Equity, Inc. (now Tattoo, Inc.)  since 2015. During 2013, and 2014, Mr. Milstein was taking time off while pursuing new opportunities.

Bill Martin

For the past five years William Martin has been an independent software development outsourcing specialist. Projects include the buildout and operations of Ticket Inspector.com and the current reprogramming of iBudtender.com.  Mr. Martin is currently developing a comfortable, hi end camping "Glampground" resort in New York's Adirondacks; managing and overseeing the licensing requirements of the NY Health Department, Department of Environmental Conservation, Adirondack Park Agency, and various engineers involved in the resculpturing of the property.

Frank Van Vranken

Mr. Van Vranken was born into a service family in Chicago Illinois.  His father was in the U.S. Air Force, which took the family through Colorado, California, Minnesota, New Mexico, Okinawa, Panama and Spain.  After graduating high school he joined the U.S. Army.  He served as a MOS Cryptographer and Telegraph Operator in Louisiana, Georgia, and Vietnam.  He was discharged in 1965 and went to school at Devry Tech in Chicago.  Once he completed his courses at Duvry, he moved to Las Vegas, Nevada to work as an apprentice in electronics at IBEW local 357 till 1976, then I moved to Ukiah, California and freelanced as an electrician, primarily in solar power, wind power and telecommunications until 1984, when he went to work for T&K Sawmill, which was owned by Plywood Los Angeles.  In 1985 he purchased T&K and changed the name to North Cal Wood Products.  He has owned and operated North Cal since that time.  North Cal started the Mill B Reclamation Project in the spring of 2004. Over the next 19 months, he reclaimed roughly 4 million board feet of dense, virgin, old-growth redwood and several hundred thousand board feet of similar quality Douglas fir.  He has been a member of The U.S. Green Building Council since 2005.  He has received the Sustainable North Coast award twice.

During the past five years none of our directors, executive officers, promoters or control persons was:

1) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2) convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3) subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
4) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Director Independence

Of our seven directors three are dependent, those being John Lee, Cathy Carroll and Frank Van Vranken.  The remaining four directors are independent.

Committees of the Board

The board of directors has two committees as follows:  Finance Committee consisting of John Lee and Cathy Carroll and the Contracts and Acquisitions Committee also consisting of John Lee and Cathy Carroll.

Family Relationships

None.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the annual compensation paid to our principal executive officer and principle financial officer for the fiscal years ended December 31, 2017 , and 2016 .

Summary Compensation Table

Name and Position	Year	Salary($)	Stock Awards	Total($)
	2017	$17,500	$325,000	$342,500
Carl S. Sanko, CEO (1)	2016	$0	$434,230	$434,230
	2017	$0	$210,000	$210,000
Trudi Morgan, CFO (2)	2016	$0	$226,099	$226,099
David Tobias, CEO (3)	2017	$0	$127,500	$127,500

(1)  Mr. Sanko was appointed CEO on August 1, 2016.  Prior to August 1, 2016, Steven Kubby served as CEO but was not compensated for his service.  Mr. Sanko resigned his position as CEO in April 2017.

(2)  A new CFO was appointed by the board of directors on September 24, 2018, thereby releasing Trudi Morgan from the position.

(3) Mr. Tobias became CEO in April 2017, and resigned on March 23, 2018.

Director Compensation

Our directors are not compensated for their service as directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table presents information known to us, as of February 13, 2019, relating to the beneficial ownership of common stock by:

•  each person who is known by us to be the beneficial holder of more than 5% of outstanding common stock;
•  each of named executive officers and directors; and
•  directors and executive officers as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted.

Percentage ownership in the following table is based on 188,303,516 shares of common stock outstanding as of February 13, 2019.  Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares.

Name of Beneficial Owner (1)	No. of Shares Owned	Percentage of Total Shares Owned
Officers and Directors
John Lee	5,308,333	2.8%
Cathy Carroll	735,495	0.4%
Patrick Bilton	215,775	0.1%
David Tanner	1,490,197	0.8%
Robert Milstein	1,000,000	0.5%
Bill Martin	125,000	0.0%
Frank Van Vranken	0
Directors and officers as a group (seven) persons	8,874,800	4.7%
5% Holders:
Max E. Miller	13,851,463	7.4%
David Tobias	18,170,692	9.6%
Carl S. Sanko	19,242,735	10.2%
Steve Kubby	35,000,000	18.6%

SELLING STOCKHOLDERS

This prospectus relates to our registering the resale of 8,385,229 shares of common stock of the Company by Selling Stockholders who may acquire such shares upon the exercise of warrants. There can be no assurance that the Selling Stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale.

Selling Stockholders

The following table sets forth:

•	the names of the Selling Stockholders;
•	the number of shares of common stock beneficially owned before the offering;
•	the number of shares of common stock being registered with respect to each Selling Stockholder;
•	the number of shares of common stock owned by each of the Selling Stockholders after the offering assuming all registered shares are sold; and
•	the percentage of the class of common stock owned by each of the selling stockholders after the offering assiming all shares are sold.

As of February 13, 2019, there were 188,303,516 shares of common stock outstanding. To the extent that any successor(s) to the named selling stockholder(s) wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

Selling Stockholder	Shares Beneficially Owned Before the Offering	Shares Being Registered	Shares Beneficially Owned After the Offering
			Number	Percentage

Cary Chleborad	2,000,000	100,000	1,900,000	1.0%
Jason Carter	1,000,000	50,000	950,000	*
Dan Carter	500,000	25,000	475,000	*
Kathy Carter	500,000	25,000	475,000	*
Jen Chiavetta	7,009,878	350,494	6,659,384	3.5%
Phillip Davis	1,000,000	50,000	950,000	*
Mike Gravel	250,000	12,500	237,500	*
Green Touch Awareness LLC (1)	184,615	9,231	175,384	*
Kimberlee Mullen Kendrick	8,000,000	400,000	7,600,000	4.0%
Steve Kubby	10,000,000	500,000	9,500,000	5.0%
John Lee	5,308,333	265,417	5,042,916	2.7%
Max E Miller P.C.	8,757,924	416,319	7,910,055	4.2%
McGee Law Firm, LLC	4,858,334	242,917	4,615,417	2.5%
Max Miller	5,000,000	250,000	4,750,000	2.5%
Max E Miller	93,539	4,677	88,862	*
Trudi Morgan	9,450,865	472,543	8,978,322	4.8%
Jacob Proctor	2,500,000	125,000	2,375,000	1.3%
Carl S Sanko	18,129,655	906,483	17,223,172	9.1%
David Tanner	1,150,000	57,500	1,092,500	*
The Victor Elias Revocable Living Trust	472,620	23,631	448,989	*
David M Tobias	18,170,692	292,917	17,877,775	9.5%

Elias Tobias	3,000,000	150,000	2,850,000	1.5%
Adam Tobias	1,000,000	50,000	950,000	*
Jaimie Wilson	2,500,000	125,000	2,375,000	1.3%
Tammy Wood	5,000	5,000	0	*
Herman Wood	5,000	5,000	0	*

Devra Lee Sisitsky	10,000	10,000	0	*
Michael A Timberlake	10,000	10,000	0	*
Rick Disalvo	10,600	10,600	0	*

Trudith L Morgan	52,500	52,500	0	*
Irvin "Butch" Miller	15,000	15,000	0	*
Carroll's Consulting, LLC (2)	25,000	25,000	0	*
Charles Castelli	25,000	25,000	0	*
Joann Martin	25,000	25,000	0	*
Paula L. Mercier	25,000	25,000	0	*
Carolyn M. Merrill	25,000	25,000	0	*
Christofer J. Richardson	25,000	25,000	0	*
Salvatore Rutigliano	25,000	25,000	0	*
Michael A. Ryan	25,000	25,000	0	*
Michael A Timberlake	25,000	25,000	0	*
Jessica Y Zhang	25,000	25,000	0	*
Butte Creek Equities (3)	50,000	50,000	0	*
Robert J Retzler	50,000	50,000	0	*
Curtis W Huff	100,000	100,000	0	*
William Martin	100,000	100,000	0	*
Michael J. Cohen	25,000	25,000	0	*
Tadeusz Wrobel	12,500	12,500	0	*
Santander (3)	50,000	50,000	0	*
Joann Martin	25,000	25,000	0	*
Veronica Craig	10,000	10,000	0	*
Connie G. Gallen	200,000	200,000	0	*
E. Karl Frisch	1,000,000	1,000,000	0	*
Irvin Miller	50,000	50,000	0	*
Graham Stieglitz	100,000	100,000	0	*
Golden Trout Holdings, LLC (3)	1,000,000	1,000,000	0	*
Bryan Kiefer	20,000	20,000	0	*
Barbara M. Arena	40,000	40,000	0	*
Sandra K. Patten	40,000	40,000	0	*
William & Katherine V. Howell, JT	100,000	100,000	0	*
Scott Johnson & Kristin Busch, JT	140,000	140,000	0	*

(1)	Green Touch Awareness LLC is controlled by Elias Tobias.
(2)	Carroll's Consulting, LLC is controlled by Cathy Carroll, our CFO and Director.
(3)	Butte Creek Equities, Santander, and Golden Trout Holdings, LLC purchased stock in our Company in their business names. We are unaware who controlls these businesses.

PLAN OF DISTRIBUTION

Sales by Selling Stockholders

The Selling Stockholders (the "Selling Stockholders") of the common stock ("Common Stock") of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares are currently listed on the OTCQB under the symbol GBLX.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. "Short sale" is the name given to a transaction that takes place when a person believes a company's stock price is about to go down. The person borrows from his broker or other individual shares of the company's stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company's stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company's stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that no Selling Stockholder has entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

RELATED PARTY TRANSACTIONS

On January 1, 2018, the Company acquired 100% of the issued and outstanding capital stock of Parahealth, a Utah corporation, dedicated to research and collaboration regarding non-traditional health treatments and remedies.  In exchange for the Parahealth stock, the Company issued to the Parahealth shareholders 4,000,000 common shares of the Company valued at $400,000.  David Tanner, a member of our board of directors owned 33% of the issued and outstanding stock of Parahealth immediately prior to the transaction.

On January 17, 2018, the Company borrowed $110,000 from its then president and board member David M. Tobias.  The loan was documented by a one year note which bore interest at the rate of 5% per annum.  The loan remains outstanding and is in default.  The default rate of interest is 12% per annum.  Mr. Tobias is not pressing for payment.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.00001 par value. As of February 13, 2019, there were 188,303,516 shares of common stock were issued and outstanding. The outstanding shares of stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 33% of our capital stock entitled to vote on such action.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Nauvoo, Illinois. These legal matters include that shares of common stock to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable. Mr. Henrie's address is P.O. Box 107, 315 Kimball's Garden Circle, Nauvoo, IL 62354. Mr. Henrie is licensed to practice law in the State of Nevada, the state in which the Company is incorporated and in which it's business operations are headquartered.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited consolidated financial statements as of December 31, 2017 and 2016, included in this prospectus have been audited by Hall & Company, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the sale or resale of an aggregate of 8,385,229 shares of common stock. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the sale or resale of an aggregate of 8,385,229 shares of common stock, reference is made to the registration statement.

KUSH INC

CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	September 30,	December 31,
	2018	2017

Assets
Current Assets
Cash	$341,219	$693,636
Prepaid Expenses	27,970	25,410
Deposits	45,096	—
Available-for-Sale Securities	3,808,315	6,101,275
Investments	1,051,145	580,034
Note Receivable - Current	14,928	6,369

Total Current Assets	5,288,673	7,406,724

Property and Equipment, Net	1,881	2,333

Goodwill	328,513	—
Intangible Assets, Net	2,747	2,905

Total Assets	$5,621,814	$7,411,962

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable and Accrued Expenses	$24,220	$197,646
Stock Payable	1,316,462	581,342
Due to Related Party	230,000	—

Total Liabilities	1,570,682	778,988

Stockholders' Equity:
Common stock $0.00001 par value; 1,000,000,000 shares authorized;
188,303,516 and 230,213,728 shares issued and outstanding, respectively	1,884	2,303
Accumulated Other Comprehensive Income	3,206,926	5,471,398
Additional Paid - in Capital	5,554,778	4,079,192
Accumulated Deficit	(4,712,456)	(2,919,919)

Total Stockholders' Equity	4,051,132	6,632,974

Total Liabilities and Stockholders' Equity	$5,621,814	$7,411,962

"The accompanying notes are an integral part of these financial statements"

KUSH INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

For the Nine Months Ended September 30,	2018	2017

Revenues	$—	$—

Cost of Revenues	—	—

Gross Profit	—	—

General and Administrative Expenses	2,320,835	952,514

Loss from Operations	(2,320,835)	(952,514)

Other Income
Dividend Income	1,287	665
Interest Income	6	48
Gain on Sale of Securities	527,005	1,690,845

Total Other Income	528,298	1,691,558

Income (Loss) Before Income Taxes	(1,792,537)	739,044

Income Taxes	—	—

Net Income (Loss) for the Period	$(1,792,537)	$739,044

Net Income (Loss) for the Period per Common Share:
Basic & Diluted	$(0.01)	$0.00

Weighted Average Common Shares Outstanding:
Basic & Diluted	209,456,344	220,889,113

"The accompanying notes are an integral part of these financial statements"

KUSH INC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE PERIODS ENDED SEPTEMBER 30, 2018 AND 2017
				Accumulated
	Common Stock		Additional	Other		Total
	$ .00001 Par		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity

Balance - December 31, 2016	212,440,395	2,125	3,002,870	6,446,799	(2,842,103)	6,609,691

Common Stock Issued for Cash	2,315,000	23	148,977	—	—	149,000
Common Stock Issued for Services - Related Party	9,000,000	90	539,910	—	—	540,000
Net Income	—	—	—	—	739,044	739,044
Unrealized Loss on Available for Sale Securities	—	—	—	(498,178)	—	(498,178)

Balance - September 30, 2017	223,755,395	2,238	3,691,757	5,948,621	(2,103,059)	7,539,557

Balance - December 31, 2017	230,213,728	$2,303	$4,079,192	$5,471,398	$(2,919,919)	$6,632,974

Common Stock Issued for Services - Related Party	9,705,559	97	1,050,070	—	—	1,050,167
Return of Shares - Steve Kubby	(55,615,771)	(556)	185,556	—	—	185,000
Purchase of Parahealth	4,000,000	40	239,960	—	—	240,000
Net Loss for the Period	—	—	—	—	(1,792,537)	(1,792,537)
Unrealized Loss on Available for Sale Securities	—	—	—	(2,264,472)	—	(2,264,472)

Balance - September 30, 2018		$1,884	$5,554,778	$3,206,926	$(4,712,456)	$4,051,132

"The accompanying notes are an integral part of these financial statements"

KUSH INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

For the Nine Months Ended September 30,	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss) for the Period	$(1,792,537)	$739,044
Adjustments to Reconcile Net Income (Loss) to Net Cash
Used in Operating Activities:
Amortization and Depreciation	610	609
Common Stock Issued for Services (including stock payable)	1,635,167	522,703
Gain on Sale of Securities	(527,005)	(1,690,845)
Changes in Assets and Liabilities:
Prepaid Expenses	(2,560)	116
Deposits	(45,096)	11,000
Accounts Payable and Accrued Expenses	(15,930)	70,698
Net Cash Used in Operating Activities:	(747,351)	(346,675)

Cash Flows from Investing Activities:
Cash Purchase of Available for Sale Securities	—	(415,136)
Cash Purchase of Investments	(559,624)	(160,513)
Cash Proceeds from Sale of Investments	582,997	1,608,672
Note Receivable	(8,559)	(2,396)
Net Cash Provided by Investing Activities:	14,814	1,030,627

Cash Flows from Financing Activities:
Cash Proceeds from Sale of Stock to be issued	150,120	77,500
Due to Related Parties, Net	230,000	(23,750)
Net Cash Provided by Financing Activities:	380,120	53,750

NET CHANGE IN CASH	(352,417)	737,702

Cash - Beginning of Period	693,636	79,471

Cash - End of Period	$341,219	$817,173

Supplemental Disclosure of Cash Flow Activities:
Interest	$—	$—
Income taxes	$—	$—

Supplemental Disclosures of Non Cash Activities:

Unrealized Loss on Available for Sale Securities	$2,264,472	$498,178
Purchase of Parahealth	$328,513	$—
Settlement of litigation	$185,000	$—

"The accompanying notes are an integral part of these financial statements"

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 1 – Organization and Summary of Significant Accounting Policies:

Nature of Corporation:

KUSH ("the Company") is a "C" Corporation organized under the Laws of Nevada with a principal office in Reno, NV. It was formed on January 24, 2013 to engage in developing, producing, marketing and selling end consumer products to the nutriceutical industry containing the hemp plant extract, Cannabidoil (CBD).  The Company formed though the acquisition of a 90% interest in KPAL, LLC contributed by its founder and CEO, Steven Kubby.  On June 30, 2014, the Company was merged into CBDS Merger Co. On the effective date of the merger, KUSH and Merger Co., ceased to exist separately and Merger Co., was merged into KUSH which was designated as the surviving corporation.   Subsequent to this merger, the Company was merged into Cannabis Sativa, Inc., and became a wholly owned subsidiary of Cannabis Sativa Inc.  Each share of the Company was converted into 0.022891278 shares of common stock of Cannabis Sativa, Inc.  On November 2, 2015, the Company was spun-off from Cannabis Sativa Inc.  On January 1, 2018, the Company entered into a securities purchase agreement with the owners of Parahealth (a Utah corporation) to purchase 100% of Parahealth.
Basis of Presentation:
The accompanying condensed consolidated balance sheet at December 31, 2017, has been derived from audited consolidated financial statements and the unaudited condensed consolidated financial statements (the "condensed consolidated financial statements", "consolidated financial statements", or "financial statements") as of September 30, 2018 and 2017, have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the audited financial statements and related footnotes.  It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments), have been made which are necessary for a fair financial statement presentation.  The condensed consolidated financial statements include all material adjustments (consisting of normal recurring accruals) necessary to make the condensed consolidated financial statements not misleading as required by Regulation S-X, Rule 10-01.  Operating results for the nine months ended September 30, 2018, are not necessarily indicative of the results of operations expected for the year ending December 31, 2018.
Principles of Consolidation:
 The condensed consolidated financial statements include the accounts of Kush, Inc., and its wholly-owned subsidiary; Parahealth Inc., (collectively referred to as the "Company").  All significant inter-company balances have been eliminated in consolidation.
Method of Accounting:
The Company maintains its books and prepares its financial statements on the accrual basis of accounting.
Use of Estimates:
The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Such management estimates include the valuation of available for sale securities and investments.  Actual results could differ from those estimates.

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 1 – Summary of Significant Accounting Policies – Continued

Cash:
Cash is held at major financial institutions and insured by the Federal Deposit Insurance Corporation (FDIC) up to federal insurance limits.  At September 30, 2018, the Company had $309,754 in cash at a brokerage firm that is not FDIC insured.
Investments in Available-for-sale Securities:

The Company classifies its investments in securities at the date of acquisition as available-for-sale. Available-for-sale debt securities are reported at fair value with the related unrealized gains and losses included, net of tax, in accumulated other comprehensive income, a component of stockholders' equity. Realized gains and losses and declines in the value of available-for-sale debt securities determined to be other than temporary are included in other income (expense), net. The cost of securities sold is determined based on the specific identification method. The Company classifies investments in available-for-sale debt securities with maturities of more than three months at the time of purchase as marketable securities on its consolidated balance sheet. Classification of these securities as current is based on the Company's intent and belief in its ability to sell these securities and use the proceeds from sale in operations within 12 months.

Fair Value of Financial Instruments:
The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of available for sale securities, investments, accounts payable, accrued liabilities, and notes payable approximate fair value given their short-term nature or effective interest rates.
Long-Lived Assets:
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material. During the nine months ended September 31, 2018 and 2017, the Company did not recognize any impairment of  long-lived assets.

Advertising Expense:
Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying statements of operations. Advertising costs were approximately $6,700 and $50 for the nine months ended September 31, 2018 and 2017, respectively.

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 1 – Summary of Significant Accounting Policies - Continued
Stock-Based Compensation:

Stock-based compensation is computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718. FASB ASC 718 requires all share-based payment to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values.  That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has selected the Black-Scholes option pricing model as the most appropriate fair value method for our awards and have recognized compensation costs immediately as our awards are 100% vested.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete.

In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with ASC 718.
Comprehensive Loss:

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company's comprehensive loss consist of unrealized losses on available-for-sale securities.

Net Loss per Share:

Net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period and contains no dilutive securities. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  Potentially dilutive shares are excluded from the calculation of diluted net loss per share because the effect is anti-dilutive.  There were no dilutive shares during the nine months ended September 30, 2017.

Business Combinations:
We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired requires the use of estimates by management and was based upon currently available data. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to future expected cash flows from product sales, support agreements, consulting contracts, other customer contracts, and acquired developed technologies and patents and discount rates utilized in valuation estimates.

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 1 – Summary of Significant Accounting Policies – Continued

Business Combinations - continued:
Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated statements of operations, financial position and cash flows in the period of the change in the estimate.
Recent Accounting Pronouncements:

There have been no recent accounting pronouncements issued which are expected to have a material effect on the Company's consolidated financial statements. Management continues to monitor and review recently issued accounting guidance upon issuance.
In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet and requires expanded disclosures about leasing arrangements. We plan to adopt the standard on January 1, 2019. We are currently assessing the impact that the new standard will have on our consolidated financial statements, which will consist primarily of a balance sheet gross up of our operating leases to show equal and offsetting lease assets and lease liabilities.
In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718) to expand the scope of ASC 718, Compensation - Stock Compensation (Topic 718) ("ASU 2018-07"), to include share-based payment transactions for acquiring goods and services from nonemployees. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. We do not expect this ASU to have a significant impact on our condensed consolidated financial statements and related disclosures.
Note 2  – Available-for-Sale Securities
On January 10, 2014 the Company received 10,835 shares of BioAdaptives, Inc. as a result of the Company's holdings in Hemp, Inc.  The shares were received when Hemp, Inc. completed a spin-off of BioAdaptives, Inc.  Every 923 shares of Hemp, Inc. received 1 share of BioAdaptives, Inc.  At the time of the spin-off, the Company was the owner of 10,000,000 shares of Hemp, Inc. common stock.  This resulted in the Company receiving 10,835 shares of BioAdaptives, Inc. At September 30, 2018 and December 31, 2017 the market value was $1,842 and $2,275, respectively.
On November 2, 2015 in accordance with the spin-off of the Company from Cannabis Sativa, the Company acquired 1,250,000 shares of common stock of Cannabis Sativa Inc as per an amendment to the spin-off on December 31, 2015.  These shares were valued at $305,476, the book value of the Company's ownership in Cannabis Sativa on November 2, 2015. During the nine months ended September 30, 2018, the Company sold 92,860 shares, issued 15,000 to a member of the board of directors for services. Realized gain on sale of securities for the nine-month ended September 30, 2018 and 2017 was $527,005 and $1,690,845, respectively.  At September 30, 2018 and December 31, 2017, the Company owned 642,140 and 950,000 shares of Cannabis Sativa Inc, respectively.  At September 30, 2018 and December 31, 2017 the market value was $3,806,473 and $6,099,000, respectively.

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 2 – Available-for-Sale Securities - continued
The following is a summary of the Company's available-for-sale securities at September 30, 2018:
The following is a summary of the Company's available-for-sale securities at December 31, 2017:

Note 3 – Fair Value Measurements
We adopted ASC Topic 820 for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and


Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision.  The carrying amounts of accounts receivable, inventory, notes payable, accounts payable, accrued liabilities approximate fair value given their short-term nature or effective interest rates.  We measure certain financial instruments at fair value on a recurring basis.

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 3 – Fair Value Measurements - continued
As of September 30, 2018, assets and liabilities measured at fair value on a recurring basis were as follows:
As of December 31, 2016, assets and liabilities measured at fair value on a recurring basis were as follows:
Note 4 – Investments
The Company has invested money in the following parties in anticipation of upcoming acquisitions in 2018:

	Unaudited
	September	December 31,
	2018	2017
North Cal (1)	$991,521	$491,521
Van Vraken Enterprises, Inc (3)	55,000	––
Mendicino Green	4,624	––
Parahealth (2)	––	88,513

Net Investments	$1,051,145	$580,034

(1)
The Company currently is in negotiation to purchase North Cal.  Once the purchase is complete, all amounts loaned to North Cal will be forgiven and accounted for as deposits on the purchase price. The acquisition is expected to be complete in the 2nd quarter of 2019.

(2)	Parahealth was purchased on January 1, 2018. The $88,513 investment was included as part of the purchase consideration. – See Note 9.
(3)	The Company currently is in negotiation to purchase Van Vraken. Once the purchase is complete, all amounts loaned to Van Vraken will be forgiven and accounted for as deposits on the purchase price.

5.  Goodwill
Goodwill consisted of the following at September 30, 2018 and December 31, 2017:
	Unaudited
	September	December 31,
	2018	2017

Beginning Balance	$––	$––
Acquisition Parahealth (See Note 10)	328,513	––

Ending Balance	$328,513 328,513	$––

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 6 – Stockholders' Equity
The Company has one class of stock, common, which has a par value of $0.00001 per share. The Company has authorized up to 1,000,000,000 shares to be issued.

The Company approved a Private Placement Memorandum on March 8, 2016.  The total offering proceeds were $82,500 by offering 1,650,000 of the Company's stock at $0.05 per share, proceeds were received in 2017. At December 31, 2016, 1,650,000 shares were yet to be issued at a value of $82,500 which was included in stock payable at December 31, 2016. At December 31, 2017, all shares were issued that were in stock payable at December 31, 2016.
The Company approved a Private Placement Memorandum on October 11, 2016.  The total offering proceeds were $66,500 by offering 665,000 of the Company's stock at $0.10 per share. Each unit consisted of 1 (one) share of common stock and 1 (one) warrant.  Each warrant entitles the holder to purchase 1(one) common share at the exercise price of $0.25.  The warrants have a term of three years.  The offering terminated on November 12, 2016 but could be extended in the sole discretion of the Company.  During the years ended December 31, 2017 and 2016, the Company had received $66,500 and $-0-, respectively.
During the year ended December 31, 2017 the board of directors approved the issuance of 15,458,333 shares of common stock for services in the amount of approximately $927,500.   The fair value of the shares issued was based on the comparable share price for cash of the Company's common stock on or near the measurement date.
The Company approved a Private Placement Memorandum on June 22, 2018.  The total offering proceeds can be up to $10,000,000 by offering 50,000,000 of the Company's stock at $0.20 per share. Each unit will consist of 1 (one) share of common stock and 1 (one) warrant.  Each warrant entitles the holder to purchase 1 (one) common share at the exercise price of $0.50.  The warrants have a term of three years.  The offering terminated on July 12, 2018.  At September 30, 2018, the Company had received $150,120 for 750,600 shares of common stock.  As of September 30, 2018, no stock had yet been issued and the Company has recorded the value of the shares in stock payable in the accompanying condensed consolidated balance sheet
On May 18, 2018 the Company entered into a settlement agreement with Steve Kubby whereby Mr. Kubby returned 55,615,771 shares of the Company's stock in exchange for $185,000.  At September 30, 2018 and December 31, 2017, $-0- and $185,000 due to Mr. Kubby, respectively was included in accrued expenses.
During the nine months ended September 30, 2018, the board of directors approved the issuance of 9,705,559 shares of common stock for services in the amount of approximately $1,635,167.   The fair value of the shares issued was based on the comparable share price for cash of the Company's common stock on or near the measurement date.
On January 1, 2018, the Company entered into a securities purchase agreement with the owners of Parahealth (a Utah corporation) a company dedicated to research and collaboration regarding non-traditional health treatments and remedies.  The Company purchased 100% of Parahealth's common stock for 4,000,000 shares common stock of the Company valued at $0.06 per share.
At September 30, 2018 and 2017, there are 1,415,600 and 665,000 fully vested warrants outstanding, respectively. The weighted average exercise price of outstanding warrants at September 30, 2018 and 2017 was $0.38 and $0.25 per share, the weighted average remaining contractual term was 2.1 and 2.3 years and the aggregate intrinsic value of the outstanding warrants is $0 and $0, respectively.

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 7 – Commitments and Contingencies
 Litigation
In the ordinary course of business, we may face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject us to litigation. Management believes the outcomes of currently pending claims are not likely to have a material effect on our consolidated financial position and results of operations.
 Note 8 – Going Concern:
The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying condensed consolidated financial statements, the Company has negative working capital, has incurred operating losses since inception, and has not yet produced significant continuing revenues from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.
 The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern. Management anticipates that it will be able to raise additional working capital through the issuance of stock and through additional loans from investors.
 The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements. The accompanying condensed consolidated financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.
Note 9 – Purchase of Parahealth
On January 1, 2018 the Company entered into a securities purchase agreement with the owners of Parahealth (a Utah corporation), a company dedicated to research and collaboration regarding non-traditional health treatments and remedies.  The Company purchased 100% of Parahealth's common stock for 4,000,000 shares common stock of the Company valued at $0.06 per share and the forgiveness of $88,513 of advances for a total purchase price of $328,513.  Parahealth had virtually no assets at the date of acquisition and the Company recorded the entire purchase price to goodwill.
The purchase price allocation is subject to completion of the Company's analysis of the fair value of the assets acquired as of the date of the acquisition.  The final valuation is expected to be completed as soon as practicable and will be included in our December 31, 2018 audited financial statements. The establishment of the allocation to goodwill and identifiable intangible assets requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired are based on estimates and assumptions from data currently available.
There were no significant operations for Parahealth during the years ended December 31, 2017 and 2016.  Accordingly, the Company has not disclosed pro-forma information.

KUSH
Notes to Unaudited Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2018 and 2017

Note 10 – Stock Payable
A summary of stock payable at September 30, 2018 and December 31, 2017 is as follows:
	Unaudited
	September	December 31,
	2018	2017
PPM	$150,120	$––
Stock Payable for Services	1,166,342	581,342

Total	$1,316,462	$581,342

Note 11 – Related Party Transactions
During the nine months ended September 30, 2018, a related party advanced the Company $230,000.  The advances accrue interest at 5% and are due on demand.

In May 2018, the Company agreed to pay the Company's former CEO $185,000 in exchange for the return of approximately 55.6M shares of the Company's common stock and the release from any additional amounts due.

Note 12 – Subsequent Events

During the period from October 1, 2018 through January 31, 2019, the Company agreed to issue approximately 2.8 million shares of common stock to consultants and officers for services rendered.  As of February 14, 2019, the related shares have not been issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
  of Kush, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Kush, Inc. (the "Company") as of December 31, 2017 and 2016, the related statements of operations, changes in stockholders' equity, and cash flows, for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of approximately $2,900,000 and $2,800,000 at December 31, 2017 and 2016, respectively, had a loss from operations of approximately $2,300,000 and $2,500,000 for the years ended December 31, 2017 and 2016, respectively, and net cash used in operating activities of approximately $115,000 and $145,000 for the years ended December 31, 2017 and 2016, respectively, and a lack of operational history, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

HALL & COMPANY
We have served as the Company's auditor since 2017
Irvine, California
February 14, 2019

KUSH INC

BALANCE SHEETS

December 31,	2017	2016

Assets
Current Assets
Cash	$693,636	$79,471
Prepaid Expenses	25,410	451,698
Available-for-Sale Securities	6,101,275	6,752,275
Investments	580,034	—
Note Receivable - Current	6,369	1,137

Total Current Assets	7,406,724	7,284,581

Property and Equipment, Net	2,333	2,935

Intangible Assets, Net	2,905	3,116

Total Assets	$7,411,962	$7,290,632

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable and Accrued Expenses	$36,545	$302
Stock Payable - Short Term	—	82,500
Due to Related Party - Short Term	161,101	204,851

Total Current Liabilities	197,646	287,653

Stock Payable - Long Term	581,342	393,288

Total Liabilities	778,988	680,941

Stockholders' Equity:
Common stock $0.00001 par value; 1,000,000,000 shares authorized;
230,213,728 and 212,440,395 shares issued and outstanding, respectively	2,303	2,125
Accumulated Other Comprehensive Income	5,471,398	6,446,799
Additional Paid in Capital	4,079,192	3,002,870
Accumulated Deficit	(2,919,919)	(2,842,103)

Total Stockholders' Equity	6,632,974	6,609,691

Total Liabilities and Stockholders' Equity	$7,411,962	$7,290,632

"The accompanying notes are an integral part of these financial statements"

KUSH INC

STATEMENTS OF OPERATIONS

For the Years Ended December 31,	2017	2016

Revenues	$—	$—

Cost of Revenues	—	—

Gross Profit	—	—

General and Administrative Expenses	2,252,246	2,490,289

Loss from Operations	(2,252,246)	(2,490,289)

Other Income
Dividend Income	1,014	—
Interest Income	48	—
Gain on Sale of Securities	2,173,368	—

Total Other Income	2,174,430	—

Loss Before Income Taxes	(77,816)	(2,490,289)

Income Taxes	—	—

Net Loss	$(77,816)	$(2,490,289)

Net Loss per Common Share:
Basic & Diluted	$(0.00)	$(0.01)

Weighted Average Common Shares Outstanding:
Basic & Diluted	221,788,514	188,049,230

"The accompanying notes are an integral part of these financial statements"

KUSH INC

STATEMENTS OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

				Accumulated
	Common Stock		Additional	Other		Total
	$ .00001 Par		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity

Balance - January 1, 2016	158,449,285	$1,585	$303,854	$4,876	$(351,814)	$(41,499)

Common Stock Issued for Cash
(including compensation expense of $1,336,965)	27,830,000	278	1,391,222	—	—	1,391,500
Common Stock Returned in Settlement	(1,707,962)	(17)	(85,381)	—	—	(85,398)
Common Stock Issued for Services	5,559,615	56	277,925	—	—	277,981
Common Stock Issued for Services - Related Party	22,309,457	223	1,115,250	—	—	1,115,473
Net Loss	—	—	—	—	(2,490,289)	(2,490,289)
Unrealized Gain on Available for Sale Securities	—	—	—	6,441,923	—	6,441,923

Balance - December 31, 2016	212,440,395	2,125	3,002,870	6,446,799	(2,842,103)	6,609,691

Common Stock Issued for Cash	2,315,000	23	148,977	—	—	149,000
Common Stock Issued for Services - Related Party	14,375,000	144	862,356	—	—	862,500
Common Stock Issued for Services	1,083,333	11	64,989	—	—	65,000
Net Loss	—	—	—	—	(77,816)	(77,816)
Unrealized Loss on Available for Sale Securities	—	—	—	(975,401)	—	(975,401)

Balance - December 31, 2017	230,213,728	$2,303	$4,079,192	$5,471,398	$(2,919,919)	$6,632,974

"The accompanying notes are an integral part of these financial statements"

KUSH INC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31,	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(77,816)	$(2,490,289)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities:
Amortization and Depreciation	813	128
Available for Sale Securities Issued for Services	478,400	—
Common Stock Issued for Services, Including Common Stock Payable	1,115,555	2,645,038
Gain on Sale of Securities	(2,173,368)	—
Changes in Assets and Liabilities:
Prepaid Expenses	426,288	(362,116)
Accounts Payable and Accrued Expenses	114,843	61,774
Net Cash Used in Operating Activities:	(115,285)	(145,465)

Cash Flows from Investing Activities:
Cash Purchase of Domains	—	(3,169)
Cash Purchase of Investments	(997,298)	—
Cash Proceeds from Sale of Investments	1,787,831	—
Note Receivable	(5,232)	(1,137)
Cash Purchase of Property and Equipment	—	(3,010)
Net Cash Provided by (Used in) Investing Activities:	785,301	(7,316)

Cash Flows from Financing Activities:
Cash Proceeds from Sale of Stock (Including Shares Issued as Stock Payable)	149,000	54,535
Proceeds from (Payments to) Related Parties	(204,851)	161,287
Net Cash Provided by (Used in) Financing Activities:	(55,851)	215,822

NET CHANGE IN CASH	614,165	63,041

Cash - Beginning of Year	79,471	16,430

Cash - End of Year	$693,636	$79,471

Supplemental Disclosure of Cash Flow Activities:
Interest	$—	$—
Income taxes	$—	$—

Supplemental Disclosures of Non Cash Activities:
Unrealized Gain (Loss) on Available for Sale Securities	$(975,401)	$6,441,923

"The accompanying notes are an integral part of these financial statements"

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 1 – Organization, Basis of Presentation and Nature of Operations:

KUSH ("the Company") is a "C" Corporation organized under the Laws of Nevada with a principal office in Reno, NV. It was formed on January 24, 2013 to engage in developing, producing, marketing and selling end consumer products to the nutriceutical industry containing the hemp plant extract, Cannabidoil (CBD).  The Company formed though the acquisition of a 90% interest in KPAL, LLC contributed by its founder and CEO, Steven Kubby.  On June 30, 2014, the Company was merged into CBDS Merger Co. On the effective date of the merger, KUSH and Merger Co., ceased to exist separately and Merger Co., was merged into KUSH which was designated as the surviving corporation.   Subsequent to this merger, the Company was merged into Cannabis Sativa, Inc., and became a wholly owned subsidiary of Cannabis Sativa Inc.  Each share of the Company was converted into 0.022891278 shares of common stock of Cannabis Sativa, Inc.  On November 2, 2015, the Company was spun-off from Cannabis Sativa Inc.

Note 2 – Summary of Significant Accounting Policies
Method of Accounting:
The Company maintains its books and prepares its financial statements on the accrual basis of accounting.
Use of Estimates:
The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Such management estimates include the valuation of available for sale securities and investments.  Actual results could differ from those estimates.
Cash:
Cash is held at major financial institutions and insured by the Federal Deposit Insurance Corporation (FDIC) up to federal insurance limits.  At December 31, 2017 the Company had $545,150 in cash at a brokerage firm that is not FDIC insured.
Property and Equipment:
Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (generally three to seven years). Expenditures for major betterments and additions are capitalized, while replacement, maintenance and repairs, which do not extend the lives of the respective assets, are expensed as incurred.
Investments in Available-for-sale  Securities:

The Company classifies its investments in securities at the date of acquisition as available-for-sale. Available-for-sale debt securities are reported at fair value with the related unrealized gains and losses included, net of tax, in accumulated other comprehensive income, a component of stockholders' equity. Realized gains and losses and declines in the value of available-for-sale debt securities determined to be other than temporary are included in other income (expense), net. The cost of securities sold is determined based on the specific identification method. The Company classifies investments in available-for-sale debt securities with maturities of more than three months at the time of purchase as marketable securities on its consolidated balance sheet. Classification of these securities as current is based on the Company's intent and belief in its ability to sell these securities and use the proceeds from sale in operations within 12 months.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 2 – Summary of Significant Accounting Policies - Continued
Fair Value of Financial Instruments:
The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of investments, accounts payable, accrued liabilities, and notes payable approximate fair value given their short term nature or effective interest rates.
Intangible Assets:

Intangible assets are comprised of website domain names.  The domains are being amortized using the straight-line method over its economic life, which is estimated to be fifteen (15) years.

Long-Lived Assets:
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet, if material. During the years ended December 31, 2017 and 2016, the Company did not recognize any impairment of long-lived assets.

Income Taxes:
The Company adopted Financial Accounting Standards Board "FASB" Accounting Standard Codification (ASC) 740 which clarifies the accounting for uncertainty in income taxes recognized in the Company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company had no unrecognized tax benefits during the year nor any interest or penalties on unrecognized tax benefits as of December 31, 2017 and 2016.

The Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year's taxable income as new information becomes available, including year-to-date financial results. This continual estimation process can result in a change to the expected effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment may be required in determining the Company's effective tax rate and in evaluating our tax positions.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 2 – Summary of Significant Accounting Policies – Continued
Stock-Based Compensation - continued:
Stock-based compensation is computed in accordance with Financial Accounting Standards Board "FASB" Accounting Standards Codification ("ASC") 718. FASB ASC 718 requires all share-based payment to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values.  That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has selected the Black-Scholes option pricing model as the most appropriate fair value method for our awards and have recognized compensation costs immediately as our awards are 100% vested.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete.

In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with ASC 718.

Comprehensive Loss:

The Company has adopted ASC Topic 220, "Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Items included in the Company's comprehensive loss consist of unrealized losses on available-for-sale securities.

Net Loss per Share:

Net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period and contains no dilutive securities. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  Potentially dilutive shares are excluded from the calculation of diluted net loss per share because the effect is anti-dilutive.  There were no dilutive shares during the years ended December 31, 2017 and 2016.

Advertising Expense:
Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying statements of operations. Advertising costs were approximately $5,000 and $17,200 for the years ended December 31, 2017 and 2016, respectively.
Note 3 – Recent Accounting Pronouncements
There have been no recent accounting pronouncements issued which are expected to have a material effect on the Company's financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet and requires expanded disclosures about leasing arrangements. We plan to adopt the standard on January 1, 2019. We are currently assessing the impact that the new standard will have on our consolidated financial statements, which will consist primarily of a balance sheet gross up of our operating leases to show equal and offsetting lease assets and lease liabilities.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 3 – Recent Accounting Pronouncements - continued

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation - Stock Compensation. The ASU involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities and classification on the statement of cash flows. Certain of these changes are required to be applied retrospectively, while other changes are required to be applied prospectively. ASU 2016-09 is effective for public business entities for annual reporting periods beginning after December 15, 2016, and interim periods within that reporting period. Early adoption will be permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. As a result of the adoption of this ASU as of January 1, 2017, we have made an entity-wide accounting policy election to account for forfeitures when they occur. There is no cumulative-effect adjustment as a result of the adoption of this ASU as our estimated forfeiture rate prior to adoption of this ASU was 0%. The adoption of this ASU did not have a material impact on our financial statements and related disclosures.
In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. Current U.S. GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS) and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. The adoption of this ASU as of January 1, 2017 did not have a material impact on our financial statements and related disclosures.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This ASU 2014-15 describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the consolidated financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU 2014-15 is effective for the annual period ending after December 15, 2016. Early application is permitted. The adoption of this ASU as of January 1, 2017 did not have a material impact on our financial statements and related disclosures.
Note 4 – Available-for-Sale Securities
On January 10, 2014 the Company received 10,835 shares of BioAdaptives, Inc. as a result of the Company's holdings in Hemp, Inc.  The shares were received when Hemp, Inc. completed a spin-off of BioAdaptives, Inc.  Every 923 shares of Hemp, Inc. received 1 share of BioAdaptives, Inc.  At the time of the spin-off, the Company was the owner of 10,000,000 shares of Hemp, Inc. common stock.  This resulted in the Company receiving 10,835 shares of BioAdaptives, Inc. At December 31, 2017 and 2016 the market value was $2,275.
On November 2, 2015 in accordance with the spin-off of the Company from Cannabis Sativa, the Company acquired 1,250,000 shares of common stock of Cannabis Sativa Inc as per an amendment to the spin-off on December 31, 2015.  These shares were valued at $305,476, the book value of the Company's ownership in Cannabis Sativa on November 2, 2015. During the year ended December 31, 2017 the Company sold 380,000 shares and realized a gain of approximately $2,173,000.  Included in this gain were 80,000 shares that were transferred to 4 members of the Board of Directors for payment of services in the amount of $516,537.   The Company also purchased 80,000 shares at a cost of $415,136.   At December 31, 2017 and 2016 the Company owned 950,000 and 1,250,000 shares of Cannabis Sativa Inc.  At December 31, 2017 and 2016 the market value was $6,099,000 and $6,750,000, respectively.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 4 – Available-for-Sale Securities - continued
The following is a summary of the Company's available-for-sale securities at December 31, 2017:
The following is a summary of the Company's available-for-sale securities at December 31, 2016:

Note 5 – Fair Value Measurements
We adopted ASC Topic 820 for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision.  The carrying amounts of accounts receivable, inventory, notes payable, accounts payable, accrued liabilities approximate fair value given their short-term nature or effective interest rates.  We measure certain financial instruments at fair value on a recurring basis.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 5 – Fair Value Measurements - continued
As of December 31, 2017, assets and liabilities measured at fair value on a recurring basis were as follows:
As of December 31, 2016, assets and liabilities measured at fair value on a recurring basis were as follows:
Note 6 – Property and Equipment
A summary of property and equipment at December 31, 2017 and 2016 is as follows:
December 31,	2017	2016

Equipment	$3,010	$3,010
Less: Accumulated Depreciation	(677)	(75)

Net Property and Equipment	$2,333	$2,935

Depreciation expense for the years ended December 31, 2017 and, 2016 was $602 and $75, respectively.
Note 7 – Investments

The Company has invested money in the following parties in anticipation of upcoming acquisitions in 2018:

December 31,	2017	2016

North Cal (1)	$491,521	$––
Parahealth (2)	88,513	––

Net Investments	$580,034	$––

(1)
The Company currently is in negotiation to purchase North Cal.  Once purchase is complete, all amounts loaned to North Cal will be forgiven and accounted for as deposits on the purchase price.  The acquisition is expected to be complete in the  2nd quarter of 2019.

(2)	Parahealth was purchased on January 1, 2018. The $88,513 investment was included as part of the purchase consideration. – See Note 13.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 8 – Stockholders' Equity
The Company has one class of stock, common, which has a par value of $0.00001 per share. The Company has authorized up to 1,000,000,000 shares to be issued.

During the year ended December 31, 2016, the board of directors approved the issuance of 27,869,072 shares of common stock for services in the amount of approximately $1,393,000.  Approximately $436,000 was recorded as prepaid consulting due to the non-forfeitable nature of the shares issued.  The fair value of the shares issued was based on the comparable share price for cash of the Company's common stock on or near the measurement date.  During the year ended December 31, 2017, the $436,000 in prepaid expenses was amortized to expense.
During the year ended December 31, 2016, 1,707,962 shares of common stock previously issued for services were returned to the Company with a fair value of $85,398 at the time of the return.
During the year ended December 31, 2016, the Company sold 26,750,000 shares of common stock at a price of $0.00002 for a total of $535.  Due to the related party nature of the buyers of these shares, the related purchase discount was recorded as compensation to the buyers and $1,336,965 was expensed.  In addition, the Company issued 1,080,000 shares of common stock for proceeds of $54,000
The Company approved a Private Placement Memorandum on March 8, 2016.  The total offering proceeds were $82,500 by offering 1,650,000 of the Company's stock at $0.05 per share, proceeds were received in 2017. At December 31, 2016, 1,650,000 shares were yet to be issued at a value of $82,500 which was included in stock payable at December 31, 2016. At December 31, 2017, all shares were issued that were in stock payable at December 31, 2016.
The Company approved a Private Placement Memorandum on October 11, 2016.  The total offering proceeds were $66,500 by offering 665,000 of the Company's stock at $0.10 per share. Each unit consisted of 1 (one) share of common stock and 1 (one) warrant.  Each warrant entitles the holder to purchase 1 (one) common share at the exercise price of $0.25.  The warrants have a term of three years.  During the years ended December 31, 2017 and 2016, the Company had received $66,500 and $-0-, respectively.
During the year ended December 31, 2017, the board of directors approved the issuance of 15,458,333 shares of common stock for services in the amount of approximately $927,500.   The fair value of the shares issued was based on the comparable share price for cash of the Company's common stock on or near the measurement date.
At December 31, 2017 and 2016, there are 665,000 and 0 fully vested warrants outstanding, respectively. The weighted average exercise price of outstanding warrants at December 31, 2017was $0..25 per share, the weighted average remaining contractual term was 2.1years and the aggregate intrinsic value of the outstanding warrants was $0.
Note 9 – Commitments and Contingencies
There are no material pending legal proceedings to which we are a party or to which any of our property is subject and, to the best of our knowledge, no such actions against us are contemplated or threatened.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 10 – Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
 The effective tax rate on the net loss before income taxes differs from the U.S. statutory rate as follows:
	12/31/2017	12/31/2016

U.S statutory rate	34%	34%
Less valuation allowance	(34)%	(34)%
Effective tax rate	0%	0%

The significant components of deferred tax assets and liabilities are as follows:
	12/31/2017	12/31/2016
Deferred Tax Assets

Net Operating Losses	$77,816	$2,490,289

Deferred Tax Liability		–––
Net Deferred Tax Assets	11,672	373,543
Less: Valuation Allowance	(11,672)	(373,543)
Deferred Tax Asset – Net Valuation Allowance	$––	$––

At December 31, 2017, the Company has a net operating loss carryover of approximately $559,000 available to offset future income for income tax reporting purposes, which will expire through 2037, if not previously utilized. However, the Company's ability to use the carryover net operating loss may be substantially limited or eliminated pursuant to Internal Revenue Code Section 382.
 The Company adopted the provisions of ASC 740-10-50, formerly FIN 48, and "Accounting for Uncertainty in Income Taxes". The Company had no material unrecognized income tax assets or liabilities as of December 31, 2017.
The Company's policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the year ended December 31, 2017, there was no income tax, or related interest and penalty items in the income statement, or liabilities on the balance sheet. The Company files income tax returns in the U.S. federal jurisdiction and Nevada state jurisdiction.  We are not currently involved in any income tax examinations.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 11 – Going Concern:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has incurred operating losses, has not achieved revenues and has an accumulated deficit at December 31, 2017. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management believes that the Company's capital requirements will depend on many factors including the success of the Company's development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There is no assurance that such financing will be available in the future.   The conditions described above raise substantial doubt about the Company's ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 12 – Stock Payable

A summary of stock payable at December 31, 2017 and 2016 is as follows:

	December 31, 31,	December 31,
	2017	2016
PPM	$ ––	$ ––
Stock Payable for Services	581,342	393,288

Total	$ 581,342	$ 393,288

Note 13 – Subsequent Events

The Company approved a Private Placement Memorandum on June 22, 2018.  The total offering proceeds can be up to $10,000,000 by offering 50,000,000 of the Company's stock at $0.20 per share. Each unit will consist of 1 (one) share of common stock and 1 (one) warrant.  Each warrant entitles the holder to purchase 1(one) common share at the exercise price of $.50.  The offering terminated on July 12, 2018 but can be extended in the sole discretion of the Company.   At September 1, 2018 the Company had received $150,120.  As of February 14, 2019, no stock had yet been issued.
On January 1, 2018 the Company entered into a securities purchase agreement with the owners of Parahealth (a Utah corporation), a company dedicated to research and collaboration regarding non-traditional health treatments and remedies.  The Company purchased 100% of Parahealth's common stock for 4,000,000 shares common stock of the Company valued at $0.06 per share and the forgiveness of $88,513 of advances.  Parahealth had virtually no assets at the date of acquisition and the Company recorded the purchase price to goodwill.
The purchase price allocation is subject to completion of the Company's analysis of the fair value of the assets acquired as of the date of the acquisition.  The final valuation is expected to be completed as soon as practicable and will be included in our December 31, 2018 audited financial statements. The establishment of the allocation to goodwill and identifiable intangible assets requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired are based on estimates and assumptions from data currently available.
There were no significant operations for Parahealth during the years ended December 31, 2017 and 2016.  Accordingly, the Company has not disclosed pro-forma information.

KUSH
Notes to Financial Statements
For the Years Ended December 31, 2017 and 2016

Note 13 – Subsequent Events - continued

On May 18, 2018 the Company entered into a settlement agreement with Steve Kubby whereby Mr. Kubby returned 55,615,771 shares of the Company's stock in exchange for $185,000.  At December 31, 2017, the $185,000 due to Mr. Kubby was included in accrued expenses.
During the period from January 1, 2018 through February 14, 2019, the Company issued shares of common stock to consultants and officers for services rendered.
During the period from October 1, 2018 through January 31, 2019, the Company agreed to issue approximately 2.8 million shares of common stock to consultants and officers for services rendered.  As of February 14, 2019, the related shares have not been issued.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed with this registration statement:

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Gary R. Henrie, Esq., relating to legality of shares
23.1	Consent of Hall & Company, Independent Registered Public Accounting Firm, relating to the Registrant
23.2	Consent of Gary R. Henrie (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)

 (b) Financial Statement Schedules

See the Index to Financial Statements included on page 46 for a list of the financial statements included in this prospectus.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by Nevada Corporation Law and our bylaws. Under the Nevada Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby, which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minden, State of Nevada, on February 14, 2019.

KUSH, INC.
By:	/s/ John Lee
John Lee
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John Lee his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ John Lee
John Lee, CEO and Director
February 14, 2019

/s/ Cathy Carroll________________________________
Cathy Carroll, CFO, Chief Accounting Officer and Director
February 14, 2019

/s/ David Tanner
David Tanner, Director
February 14, 2019

/s/ Frank Van Vranken
Frank Van Vranken, Director
February 14, 2019